UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

☑ Filed by the Registrant	☐ Filed by a Party other than the Registrant

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☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12
Redfin Corporation
(Name of Registrant as Specified In Its Charter)

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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

April 25, 2024

Dear Redfin Stockholder,

We invite you to attend Redfin Corporation's 2024 Annual Meeting of Stockholders to be held on June 6, 2024 at 10:00 a.m. Pacific Time. We will hold the meeting as a virtual meeting conducted online via a live webcast. You will be able to attend the meeting, submit your questions and comments during the meeting, and vote your shares at the meeting by visiting www.virtualshareholdermeeting.com/RDFN2024.

You are receiving this proxy statement and the accompanying proxy materials because you were a Redfin stockholder as of April 9, 2024, which is the record date for the annual meeting, and are eligible to vote at the meeting. For the ten days prior to the meeting and subject to verification of your voting eligibility, you may examine, for a purpose germane to the meeting, a list of stockholders of record entitled to vote by emailing a request to legal@redfin.com. During the meeting, you will be able to access this list through the website for the meeting. Please use this opportunity to participate in Redfin’s affairs by voting on the matters described in this proxy statement.

Whether or not you plan to attend the annual meeting, your vote is important, and we encourage you to cast your ballot as soon as possible in one of the ways outlined in this proxy statement.

Sincerely,
David Lissy
Chairman of the Board

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QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

1.Why did I receive this proxy statement and other materials related to the annual meeting?

Each person who owned any shares of our common stock as of the close of business on April 9, 2024, or the record date, is entitled to vote at the annual meeting. You are receiving this proxy statement and accompanying proxy materials because you can vote at the meeting and our board of directors is soliciting your proxy to vote. The materials describe the matters to be voted on at the meeting and provide you with other important information so that you can make informed decisions. Please review the materials before casting your vote.

We delivered this proxy statement and other meeting materials to our stockholders eligible to vote on or around April 25, 2024.

2.When is the annual meeting?

We will start the meeting at 10:00 a.m. Pacific Time on June 06, 2024.

3.How do I attend the annual meeting?

The meeting will be a virtual meeting conducted online via a live webcast, and you can attend by visiting www.virtualshareholdermeeting.com/RDFN2024 from anywhere with access to the Internet and a web browser. Shortly before the meeting's start time, please visit the meeting's website and log in using your control number. Please see question 19 for where to find your control number and question 11 for whom to contact if you encounter technical difficulties accessing the meeting.

4.What are the matters to be voted on at the annual meeting?

You are being asked to vote on the following:

1.The election of Austin Ligon, David Lissy, and James Slavet to our board of directors as Class A directors.

2.The approval of our named executive officers' compensation, on an advisory basis.

3.The ratification of our audit committee's appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2024.

4.A stockholder proposal regarding an EEO policy risk report, if properly presented at the meeting.

While we do not expect any other matter to be voted on at the meeting, the proxy holders will have discretionary authority to vote shares represented by a returned proxy on any additional matter that is presented for a vote at the meeting.

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5.What are my choices in voting on each matter? How does the board of directors recommend that I vote?

Proposal number	Item	Voting choices	Board recommendation
1	Election of directors	For(1) Against Abstain	For(1)
2	Approval of our named executive officers' compensation	For Against Abstain	For
3	Ratification of appointment of auditor	For Against Abstain	For
4	Stockholder proposal regarding EEO risk report	For Against Abstain	Against

(1) The voting choices and board recommendation are with respect to each Class A director nominee.

6.What vote is required to approve each matter? How do abstentions and broker non-votes affect approval?

Proposal number(1)	Item	Votes required for approval	Abstentions	Broker non-vote(2)
1	Election of directors	Majority of votes cast(3)	No effect(4)	No effect
2	Approval of our named executive officers' compensation	Majority of votes cast	No effect	No effect
3	Ratification of appointment of auditor	Majority of votes cast	No effect	Not applicable
4	Stockholder proposal regarding EEO risk report	Majority of votes cast	No effect	No effect

(1) Abstentions are counted for purposes of determining whether a quorum is present and otherwise have no effect on the outcome.

(2) A broker non-vote occurs when a beneficial holder does not provide specific voting instructions to its broker         or nominee and the broker or nominee does not have discretionary authority to vote the shares. Brokers and nominees do not have discretionary authority to vote uninstructed shares with respect to proposals 1, 2 and 4, but do have discretionary authority to vote uninstructed shares with respect to proposal 3. Please see question 20 to determine if you are a beneficial holder.

(3) Pursuant to our corporate governance guidelines, any incumbent director seeking reelection in an uncontested election must submit an irrevocable offer of resignation that becomes effective upon (i) such director failing to receive a majority of votes cast and (ii) our board's acceptance of such resignation.

(4) A "Withhold" vote will have the same effect as an abstention.

7.How many votes does each share represent?

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Each share of our common stock represents one vote. As of the record date, we had 119,470,881 shares outstanding.

8.How do I vote?

You may vote before the meeting through any of the following methods:

•By Internet: visit www.proxyvote.com

•By telephone: call 1-800-690-6903 (if you are a record holder) or 1-800-454-8683 (if you are a beneficial holder)

•By mail: complete, date, and sign your proxy card (if you are a record holder) or voting instruction form (if you are a beneficial holder) and return it in the postage-paid envelope

Internet and telephone voting are available 24 hours a day and will close at 11:59 p.m. Eastern Time on June 5, 2024. If you are voting by mail, please return your proxy card or voting instruction form in a timely manner to ensure it is received by us or your broker or nominee, respectively, before the meeting. Please see question 20 to determine if you are a record holder or a beneficial holder.

You may also vote at the meeting through the website www.virtualshareholdermeeting.com/RDFN2024. Even if you intend to attend and vote at the meeting, we strongly encourage you to vote before the meeting using one of the methods described above.

To vote through any of the methods described above, you will need your control number. Please see question 19 for where to find your control number.

9.How can I revoke my proxy or change my vote?

If you are a record holder, you can revoke your proxy by delivering a notice to our principal executive offices stating that you are revoking your proxy. This revocation is valid only if we receive your notice before the meeting. Please see question 21 for the address of our principal executive offices.

If you are a record holder, you may change your vote before the meeting by submitting a later-dated proxy through any of the methods described under question 8. You do not need to deliver the later-dated proxy using the same method as the original proxy.

If you are a beneficial holder, please contact your broker or nominee for the procedures on revoking your proxy or changing your vote before the meeting.

Both record holders and beneficial holders may change their vote by attending the meeting and voting at the meeting. Your attendance at the meeting, alone, will not revoke your proxy.

Please see question 20 to determine if you are a record holder or a beneficial holder.

10.Can I ask questions or make comments during the annual meeting?

If you were a stockholder as of the record date, you will be able to submit questions and comments through the meeting's website. To ask a question or make a comment, you will need to log in using your control number. Please see question 19 for where to find your control number. Time permitting, we will read appropriate questions or comments and, if appropriate, respond to it. Examples of inappropriate questions or comments include those about personal concerns not shared by our stockholders generally or those that use offensive language. We will address questions and comments in the order in which they were received but with priority for stockholders who have not previously submitted

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a question or comment during the meeting. A replay of the meeting, including the questions and answers portion, will be available on the meeting's website through June 5, 2025.

11.Who can I contact if I experience technical difficulties accessing the annual meeting or during the meeting?

You can call the technical support number that will be posted on the login page of the meeting's website. Someone will be available to help resolve your technical difficulties.

12.Who will bear the cost of the solicitation of proxies by our board of directors?

Redfin will bear the cost of the solicitation.

13.What is the deadline for submitting a stockholder proposal to be presented at the 2025 annual meeting of stockholders?

If you wish to submit a stockholder proposal for inclusion in our proxy materials for the 2025 annual meeting, then we must receive your proposal at our principal executive offices no later than December 31, 2024. Please review the SEC’s Rule 14a-8 for the requirements you must meet and the information you must provide if you wish to submit this type of stockholder proposal.

For other types of stockholder proposals to be presented at the 2025 annual meeting, you must deliver notice of your intent to submit a proposal to our principal executive offices no earlier than 5:00 p.m. Eastern Time on February 28, 2025 and no later than 5:00 p.m. Eastern Time on March 31, 2025. Please review our bylaws for the requirements you must meet and the information you must provide if you wish to submit a proposal under this process.

Please see question 21 for the address of our principal executive offices.

14.What is the deadline for nominating a director candidate at the 2025 annual meeting of stockholders?

If you wish to use our bylaws' proxy access provision and include a director candidate in Redfin's proxy material for our 2025 annual meeting, then we must receive your written notice at our principal executive offices no earlier than 5:00 p.m. Eastern Time on December 31, 2024 and no later than 5:00 p.m. Eastern Time on January 31, 2025.

Otherwise, you must deliver notice of your intent to nominate a director candidate to our principal executive offices no earlier than 5:00 p.m. Eastern Time on February 28, 2025 and no later than 5:00 p.m. Eastern Time on March 31, 2025.

In each instance, please review our bylaws for the requirements you must meet and the information you must provide if you wish to nominate a person.

Please see question 21 for the address of our principal executive offices.

15.What is the deadline for providing notice of soliciting proxies in support of director nominees other than our board's nominees with respect to the 2025 annual meeting of stockholders?

You must provide notice to our principal executive offices no later than April 17, 2025. Please review the Securities and Exchange Commission's, or SEC's, Rule 14a-19 for the requirements you must meet and the information you must provide if you wish to solicit proxies in support of director nominees

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other than our board's nominees. In addition, please see question 14 for the deadline for nominating a person for election as a director at the 2025 annual meeting of stockholders.

Please see question 21 for the address of our principal executive offices.

16.I share an address with one or more other stockholders. Why did we receive only one set of annual meeting materials?

We have utilized an SEC rule that permits us to deliver one set of annual meeting materials to multiple stockholders sharing an address. However, if any stockholder at the shared address would like to receive a separate copy of the materials, then we will deliver promptly the additional copies upon written or oral request.

If you are a record holder, you can make a request by delivering a notice to Broadridge Financial Solutions at 51 Mercedes Way, Edgewood, New York 11717, Attention: Householding Department or by calling 1-866-540-7095.

If you are a beneficial holder, please contact your broker or nominee for instructions on how to receive separate copies of the materials.

Please see question 20 to determine if you are a record holder or a beneficial holder.

17.I share an address with one or more other stockholders and we each received separate copies of the annual meeting materials. Can we receive only one set of materials for future meetings?

Yes. If you are a record holder, please make a request by contacting Broadridge Financial Solutions at the address or phone number provided in question 16. If you are a beneficial holder, please contact your broker or nominee for instructions on how to receive one set of materials for future meetings.

Please see question 20 to determine if you are a record holder or a beneficial holder.

18.How can I receive proxy materials for future annual meetings electronically?

To sign-up for email notification and electronic delivery of proxy materials for our future annual meetings, please visit enroll.icsdelivery.com/RDFN.

19.Where can I find my control number?

Your control number is the sixteen-digit number found next to the label "Control Number" in the body of your email, if you received email notification, or your proxy card, voting instruction form, or notice of Internet availability of proxy materials, if you received paper notification.

20.Am I a record holder or a beneficial holder? What is the difference?

If the shares that you own are registered in your name with American Stock Transfer & Trust Company, our transfer agent, then you are a record holder of our shares and can vote your shares directly. If the shares that you own are registered in the name of a broker or other nominee, then you are a beneficial holder of our shares and must instruct your broker or nominee on how to vote your shares. Please see question 8 for how to vote your shares or provide voting instructions to your broker or nominee. If you are a beneficial holder and your broker or nominee does not receive instructions from you, then it may lack discretion to vote your shares, as described in question 6.

21.What is the address for Redfin’s principal executive offices?

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The address for our principal executive offices is 1099 Stewart Street, Suite 600, Seattle, WA 98101, Attention: Legal Department. We also encourage you to email any correspondence to us at legal@redfin.com.

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PROPOSAL 1 - ELECTION OF DIRECTORS

Our board of directors currently consists of nine directors and is divided into two classes, designated as Class A and Class B. Directors in Class A are standing for election at the annual meeting, with a term expiring at our 2025 annual meeting. At our 2022 annual meeting, stockholders approved our proposal to declassify our board by our 2025 annual meeting. From and after our 2025 annual meeting, our board will cease to be classified and our directors will be elected for terms expiring at the next annual meeting of the stockholders.

Our board of directors, upon the recommendation of our nominating and corporate governance committee, has nominated Austin Ligon, David Lissy, and James Slavet for election as Class A directors. For more information about each Class A director nominee, including why we believe each nominee is qualified to serve as a director, see “Class A Director Nominees” below. If a Class A director nominee is unable to serve, or for good cause will not serve, as a director, then the proxy holders will vote a returned proxy for the election of a substitute nominee who is proposed by our board of directors. If elected at the meeting, the Class A directors will serve until the 2025 annual meeting and until such director’s successor is elected and qualified, or, if earlier, such director’s resignation or removal.

We evaluated the independence of our directors based on the listing standards of The Nasdaq Stock Market, which is where our common stock is listed, and concluded that each director, other than Glenn Kelman, is independent.

Class A Director Nominees

Austin Ligon, age 73, has been one of our directors since September 2010. Since 2006, Mr. Ligon has been a venture investor. Previously, Mr. Ligon served as president and chief executive officer at CarMax, a used vehicle retailer, which he also co-founded. Mr. Ligon has bachelor’s and master’s degrees from the University of Texas at Austin and an MBA from the Yale School of Management. We believe that Mr. Ligon’s experience scaling and managing CarMax from startup to nationwide operations, with extensive online presence and nationally distributed field operations, qualifies him to serve on our board of directors.

David Lissy, age 58, has been one of our directors since February 2018 and has served as chairman of our board since July 2020. Since January 2020, Mr. Lissy has been chairman of Bright Horizons Family Solutions, a publicly traded provider of employer sponsored childcare, back-up care, and educational advisory services company, where he was also executive chairman from January 2018 to December 2019 and chief executive officer from 2002 to January 2018. Mr. Lissy is also a director at several privately held companies and chair of the board of trustees of Ithaca College, where he received his bachelor’s degree. We believe that Mr. Lissy’s experience leading a publicly traded company, as both a director and an executive officer, qualifies him to serve on our board of directors.

James Slavet, age 54, has been one of our directors since November 2009. Since April 2006, Mr. Slavet has been a partner of Greylock Partners, a venture capital firm. Previously, Mr. Slavet was vice president and general manager in search and marketplace at Yahoo!, an online platform, and chief operating officer at Guru, a freelance marketplace, which he also founded. Mr. Slavet has a bachelor’s degree from Brown University and an MBA from Harvard Business School. We believe that Mr. Slavet’s experience advising and managing growth-oriented technology companies, including as an operating executive, qualifies him to serve on our board of directors.

Class B Directors

Robert Bass, age 74, has been one of our directors since October 2016. Mr. Bass was a partner at Deloitte & Touche, a multinational accounting firm, from 1982 to 2012, and served as vice chairman from 2006 to 2012. Mr. Bass is currently on the board of directors of three other public companies - Groupon, an e-commerce marketplace, Bowlero, a bowling center operator, and BlackStone Secured Lending Fund, a business development company. Mr. Bass is also currently on the board of trustees of

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private equity funds and on the board of directors of a privately held company. Mr. Bass has a bachelor’s degree from Emory University and an MBA from the Columbia University Graduate School of Business. We believe that Mr. Bass’s knowledge of public company financial reporting and accounting and his accounting firm leadership experience qualifies him to serve on our board of directors.

Julie Bornstein, age 54, has been one of our directors since October 2016. Since July 2023, Ms. Bornstein has served as Co-founder and CEO of a private technology startup company. Until January 2023, Ms. Bornstein served as Senior Vice President and Chief Shopping Officer of Pinterest, Inc., a digital visual inspiration platform. Ms. Bornstein joined Pinterest when it acquired The Yes Platform, Inc., an AI-powered online shopping platform she co-founded and for which she served as Chief Executive Officer from February 2018 until its acquisition in June 2022. Previously, Ms. Bornstein was chief operating officer at Stitch Fix, an online personal styling services company, from March 2015 to September 2017. Before that, Ms. Bornstein was chief marketing officer and chief digital officer at Sephora, a beauty products retailer. Ms. Bornstein is currently on the board of directors of two other public companies — Sweetgreen, a restaurant chain, and WW International, a weight loss and lifestyle company. Ms. Bornstein has a bachelor’s degree from Harvard University and an MBA from Harvard Business School. We believe that Ms. Bornstein’s senior leadership experience at various online services companies qualifies her to serve on our board of directors.

Kerry D. Chandler, age 60, has been one of our directors since August 2020. Until June 2023, Ms. Chandler served as chief human resources officer of Bombas, a premium basics apparel company. Previously, Ms. Chandler was chief human resources officer of Endeavor, a global sports and entertainment company, from December 2018 to January 2022 and was chief human resources officer of Under Armour, a sports apparel and footwear company, from January 2015 to November 2018. Before that, Ms. Chandler was global head of human resources at Christie’s, executive vice president of human resources at the National Basketball Association, and senior vice president of human resources at ESPN (a part of The Walt Disney Company) and Hong Kong Disneyland, as well as various human resources roles of increasing responsibility at IBM, Motorola, Exxon, and McDonnell Douglas. Ms. Chandler is also on the board of directors of Lyra Health. Ms. Chandler has a bachelor’s degree from Lincoln University, a master’s degree from Washington University in St. Louis, and a master’s degree from McGill University. We believe that Ms. Chandler’s human resources experience across high-growth companies qualifies her to serve on our board of directors.

Glenn Kelman, age 53, has been one of our directors since March 2006. Since September 2005, Mr. Kelman has been our chief executive officer. Previously, Mr. Kelman was vice president of marketing and product management at Plumtree Software, which he also co-founded. Mr. Kelman has a bachelor’s degree from the University of California at Berkeley. We believe that Mr. Kelman’s deep understanding of our company and his real estate industry experience qualifies him to serve on our board of directors.

Brad Singer, age 57, has been one of our directors since March 2022. Mr. Singer was chief operating officer at ValueAct Capital, a venture capital firm, from May 2012 to December 2021 and served as a partner from May 2012 to June 2021. Previously, Mr. Singer was senior executive vice president and chief financial officer at Discovery Communications, a media company, and chief financial officer & treasurer at American Tower, a telecommunications provider. Mr. Singer is currently on the board of directors of two other public company - Sweetgreen, a restaurant chain, and Crown Castle, a telecommunications provider. Mr. Singer has a bachelor’s degree from the University of Virginia and an MBA from Harvard Business School. We believe that Mr. Singer’s experience as a public equity investor and a senior finance executive, including as the chief financial officer of a large publicly traded company, qualifies him to serve on our board of directors. One of our other directors recommended Mr. Singer to our nominating and corporate governance committee.

Selina Tobaccowala, age 47, has been one of our directors since January 2014. Since May 2023, Ms. Tobaccowala has served as Co-founder and CEO of HomeBoost, a climate technology company. Until May 2022, Ms. Tobaccowala served as chief digital officer at Openfit, a fitness company. Previously, Ms. Tobaccowala was chief executive officer at Gixo, a fitness company, which she also co-founded, from April 2016 to August 2019. Before that, Ms. Tobaccowala was president and chief technology officer at SurveyMonkey, a software company, senior vice president of product & technology at

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Ticketmaster Europe, a mobile ticket company, and vice president of engineering at Evite, a social planning website, which she also co-founded. Ms. Tobaccowala is currently on the board of directors of Voltus, a virtual power plant operator. Ms. Tobaccowala has a bachelor’s degree from Stanford University. We believe that Ms. Tobaccowala’s technology background and senior leadership experience at multiple online services companies qualifies her to serve on our board of directors.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH CLASS A DIRECTOR NOMINEE.

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INFORMATION REGARDING OUR BOARD OF DIRECTORS AND ITS COMMITTEES

Board Diversity

Board Diversity Matrix (As of April 25, 2024)
Total Number of Directors	9
Part I: Gender Identity	Female	Male	Non-Binary	Did Not Disclose Gender
Directors	3	6
Part II: Demographic Background
African American or Black	1
Alaskan Native or Native American
Asian	1
Hispanic or Latinx
Native Hawaiian or Pacific Islander
White	1	6
Two or More Races or Ethnicities
LGBTQ+
Did Not Disclose Demographic Background

Director Skills Matrix

Skills & Industry	David Lissy	Robert Bass	Julie Bornstein	Kerry D. Chandler	Glenn Kelman	Austin Ligon	Brad Singer	James Slavet	Selina Tobaccowala
Skills & Experience
Financial Reporting/ Accounting	🗹	🗹	☐	☐	🗹	🗹	🗹	🗹	☐
Strategic Transactions/ Capital Markets	🗹	🗹	☐	☐	🗹	🗹	🗹	🗹	☐
Corporate Governance	🗹	🗹	🗹	🗹	🗹	🗹	🗹	🗹	☐
Data Privacy/ Cybersecurity	☐	🗹	☐	☐	☐	☐	☐	☐	🗹
Human Capital, Diversity, Equity, and Inclusion	🗹	🗹	🗹	🗹	🗹	🗹	🗹	🗹	🗹
Sales/ Operations	🗹	☐	🗹	🗹	🗹	🗹	☐	🗹	🗹
Technology	☐	☐	☐	☐	🗹	☐	☐	🗹	🗹
Marketing	☐	☐	🗹	☐	🗹	🗹	☐	🗹	🗹
Industry
Consumer Internet	☐	☐	🗹	☐	🗹	🗹	🗹	🗹	🗹
Real Estate	☐	☐	☐	☐	🗹	🗹	🗹	☐	☐

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Board Meetings and Annual Meeting Attendance

During 2023, our board of directors held seven meetings and acted by unanimous written consent twice. Each director attended at least 75% of the meetings of our board and each committee on which the director served.

Our policy is to invite and encourage each director to be present at our annual meeting. Two-thirds of the individuals serving as a director at the time of our 2023 annual meeting attended the meeting.

Communicating with our Board of Directors

For instructions on how to communicate with our board of directors or specific individual directors, please see our Corporate Governance Guidelines available under the "Governance" section of our investor relations website located at investors.redfin.com.

Committees of our Board of Directors

Our board of directors has established an audit committee, a compensation committee, and a nominating and corporate governance committee. Please see below for information regarding each committee.

Each committee operates under a written charter that outlines the committee’s duties and responsibilities. Each committee periodically reviews and updates, as necessary, its charter to reflect the committee's evolving role. You can obtain the charter for each committee in the “Governance” section of our investor relations website at investors.redfin.com.

Audit Committee
Members	•Robert Bass (Chair)* •Austin Ligon •Brad Singer

2023 activity	•Held 10 meetings •Acted by unanimous written consent one time

Responsibilities
•Review and discuss with management our quarterly and annual financial results and the related earnings releases and earnings guidance distributed to the public
•Discuss with management and our independent auditors the selection, application, and disclosure of critical accounting policies and practices
•Review and discuss with our independent auditors and management their periodic reviews of the adequacy and effectiveness of our accounting and financial reporting processes and systems of internal control, including any significant deficiencies and material weaknesses in their design or operation
•Direct responsibility for the appointment, compensation, retention, oversight and, if appropriate, replacement of our independent auditors
•Review and assess the adequacy of our cybersecurity policies and procedures

* Our board of directors has determined that Mr. Bass qualifies as an “audit committee financial expert,” as the SEC has defined that term.

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Compensation Committee
Members	•James Slavet (Chair) •Kerry D. Chandler •Selina Tobaccowala

2023 activity	•Held five meetings •Acted by unanimous written consent four times

Responsibilities
•Review our overall compensation strategy, including base salary, incentive compensation, and equity-based compensation, to assure that it promotes stockholder interests, supports our objectives, and provides for appropriate rewards and incentives for our management and employees
•Annually review and approve all cash-based and equity-based incentive compensation plans and arrangements for our executives
•Annually review all director compensation and benefits for service on our board and committees and recommend to our board the form and amount of director compensation

Nominating and Corporate Governance Committee
Members	•Julie Bornstein (Chair) •Robert Bass

2023 activity	•Held four meetings •Acted by unanimous written consent one time

Responsibilities
•Develop and recommend policies regarding our director nomination process
•Identify, evaluate, and select, or recommend that our board selects, nominees for election or appointment to our board
•Periodically review and assess the adequacy of our Corporate Governance Guidelines, Code of Conduct and Ethics, and any other compliance policies that the committee deems appropriate

Director Nomination Process

Our nominating and corporate governance committee is responsible for identifying and evaluating director nominees. When evaluating a candidate, the committee considers his or her qualifications, expertise, diversity, and experience in totality, without targeting specific qualities or skills or requiring minimum qualifications. With respect to diversity, the committee does not maintain a formal, written policy on considering diversity in identifying nominees, but it may consider differences of viewpoint, professional experience, education, skillset, and other unique qualities and attributes that contribute to heterogeneity across our board of directors, including characteristics such as race, gender, and national origin.

Our nominating and corporate governance committee will consider director candidates recommended by our stockholders. The committee will evaluate a stockholder-recommended candidate in the same manner as other candidates, as described above.

As noted elsewhere in our proxy statement, stockholders may, pursuant to applicable law and the requirements of our bylaws, nominate candidates to stand for stockholder election to our board of directors. We respect and value this stockholder right.

Stockholders who wish to recommend a candidate for the committee to consider should send us information regarding the candidate by email to legal@redfin.com or by hardcopy to 1099 Stewart Street, Suite 600, Seattle, WA 98101, Attention: Corporate Secretary.

Risk Oversight

Our board of directors, as a whole, has responsibility for risk oversight, and each committee of our board of directors oversees and reviews risk in areas that are relevant to it. The risk oversight responsibility of our board of directors and its committees is supported by our management reporting

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processes, which are designed to provide visibility to our board and to our personnel who are responsible for risk assessment, information about the identification, assessment, and management of critical risks.

Our compensation committee is responsible for reviewing our major compensation-related risk exposures. We believe that our current compensation practices do not create risks that are reasonably likely have a material adverse effect on us.

Our audit committee is involved in direct oversight of our risk management program, and cybersecurity represents an important component of our overall approach to enterprise risk management (“ERM”). Our cybersecurity policies, standards, processes and practices are fully integrated into our ERM program and are based on recognized frameworks established by the National Institute of Standards and Technology, the International Organization for Standardization, and other applicable industry standards.

Our nominating and corporate governance committee is responsible for identifying, considering and recommending candidates for membership to our Board of Directors. It also develops corporate governance polices for the Company, including a code of conduct and ethics and any other compliance policies it deems appropriate. These policies create a framework to mitigate risk and help to establish the Company's attitude towards risk.

For each risk area, the applicable committee and our management are also responsible for reviewing the steps we have taken to monitor or mitigate any identified exposures.

Audit Committee Report

Redfin’s management has primary responsibility for preparing the company’s consolidated financial statements and for its financial reporting process. The audit committee has reviewed, and discussed with management, Redfin’s audited consolidated financial statements for the year ended December 31, 2023. The audit committee provides the company’s board of directors with the information and materials the committee deems necessary to make the board aware of financial matters requiring the attention of the board. The audit committee also meets in executive sessions, without the presence of the company’s management, with Deloitte & Touche LLP, the company’s independent registered public accounting firm. The audit committee has discussed with Deloitte & Touche LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

The audit committee has received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with Deloitte & Touche LLP its independence.

Based on the review and discussions referred to above, the audit committee recommended to the board of directors that the audited consolidated financial statements for the year ended December 31, 2023 be included in Redfin’s annual report on Form 10-K for the year ended December 31, 2023 for filing with the SEC.

Robert Bass
Austin Ligon
Brad Singer

Director Compensation

Our board of directors establishes our directors’ compensation based on the recommendation of our compensation committee. The committee annually reviews the amount and form of our directors’ compensation, including evaluating data and analysis regarding market levels of compensation provided

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by Compensia, a national executive compensation consultant, and recommends any adjustments based on that review.

We compensate our non-employee directors with a combination of cash and equity, in the form of restricted stock unit, or RSU, awards. Glenn Kelman, our chief executive officer, also serves as a director. We compensate Mr. Kelman solely for serving as our chief executive officer – see “Executive Compensation” below – and do not provide additional compensation for his service as a director.

In April 2023, following our compensation committee’s annual review of director compensation and upon the committee’s recommendation after reviewing market data provided by Compensia, cash compensation fees for our board chair increased to $85,000 (from $75,000) and for our other non-employee directors increased to $55,000 (from $45,000). The annual RSU award increased to $190,000 (from $180,000) for our board chair and $165,000 (from $155,000) for our other non-employee directors.

The table below describes our cash compensation arrangements with our non-employee directors.

Fee type	2023
Board chair fee(1)	$85,000
Board member fee	55,000
Committee chair fee(1)
Audit committee	30,000
Compensation committee	20,000
Nominating and corporate governance committee	10,000
Committee member fee
Audit committee	15,000
Compensation committee	7,500
Nominating and corporate governance committee	5,000

(1) The board chair and each committee chair receives only the fee due to him or her as chair and does not receive an additional fee as a member of our board or a committee, respectively.

Immediately following our annual meeting in June 2023, we granted each of our then non-employee directors, excluding David Lissy, our board chair, a $165,000 RSU award. We granted Mr. Lissy a $190,000 RSU award. We computed the number of RSUs granted by dividing the dollar value of the RSU award by the average closing price of our common stock for the 30 trading days prior to the date of our 2023 annual meeting. These awards vest on June 16, 2024, so long as the non-employee director continues to provide services to us through such date. Our non-employee directors can defer settlement of their annual RSU award to the sixtieth day following the day that they are no longer providing services to us or, if earlier, following a change in control transaction.

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The following table provides information regarding the compensation earned by our non‑employee directors in 2023.

Name	2023 Fees earned or paid in cash ($)	Stock awards(1)(2)(3) ($)	Option awards(3) ($)	Total ($)
Robert Bass	87,500	179,291	—	266,791
Julie Bornstein	62,500	179,291	—	241,791
Kerry D. Chandler	60,000	179,291	—	239,291
Austin Ligon	67,500	179,291	—	246,791
David Lissy	82,500	206,452	—	288,952
Brad Singer	67,500	179,291	—	246,791
James Slavet	70,000	179,291	—	249,291
Selina Tobaccowala	60,000	179,291	—	239,291

(1) As required by the SEC's rules, the amounts in this column represent the grant date fair value of the non-employee director's 2023 RSU award computed in accordance with the applicable accounting standard. These amounts do not correspond to the actual economic value that may be received by our directors from the RSU awards. Please see Note 11 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2023 for the assumptions we made in computing the grant date fair value.

(2) Mr. Lissy, Mr. Singer and Mr. Ligon have deferred settlement of their 2023 RSU award to the sixtieth day following the day that they are no longer providing services to us or, if earlier, following a change in control transaction.

(3) The table below reports the number of RSU and stock option awards held by each non-employee director as of December 31, 2023. RSU awards that have vested, but whose settlement into shares have been deferred, are reported separately.

Name	RSU awards	Vested RSUs awards with deferred settlement	Stock option awards
Robert Bass	16,819	—	66,666
Julie Bornstein	16,819	—	20,000
Kerry D. Chandler	16,819	—	—
Austin Ligon	16,819	9,243	37,567
David Lissy	19,367	25,428	—
Brad Singer	16,819	—	—
James Slavet	16,819	3,767	—
Selina Tobaccowala	16,819	—	—

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section provides information about the 2023 compensation of the named executive officers, or NEOs, listed below.

Name	Position
Glenn Kelman	Chief executive officer
Chris Nielsen	Chief financial officer
Bridget Frey	Chief technology officer
Anna Stevens	Chief human resources officer
Anthony Kappus	Chief of legal affairs and digital revenue
Adam Wiener(1)	Former president of real estate operations

(1) Mr. Wiener left the role of President of real estate operations in September 2023

Our Business

Our mission is to redefine real estate in the consumer’s favor. Representing customers in over 100 markets in the United States and Canada, we are a residential real estate brokerage, helping people buy and sell homes. We pair our agents with proprietary technology to create a service that is faster, better, and costs less. We use the same combination of technology and local service to originate mortgage loans and offer title and settlement services. In addition, our digital platforms connect consumers with available apartments and houses for rent.

Compensation for the Chief Executive Officer

Glenn Kelman has been Redfin’s chief executive officer since 2005. Since 2021, at Mr. Kelman’s request, his compensation has been limited entirely to his base salary of roughly $300,000. Mr. Kelman last received an annual bonus award in 2020, and he has indicated that he intends to decline any annual cash bonus until the company reaches profitability. Mr. Kelman last received a long-term equity award in 2019, in the form of performance-based stock options. Consistent with prior years, in 2023 he requested - and the compensation committee agreed to – no additional equity grants. Mr. Kelman has no unvested equity as of year-end 2023.

Our Compensation Philosophy

We strive to provide competitive total pay packages that allow us to attract and retain the most qualified individuals to lead our business and to reward them largely based on our short-term and long-term financial performance and the value we create for our stockholders.

Consistent with this philosophy, in 2023 our compensation committee aimed to pay our NEOs (other than the CEO) mostly via equity rather than cash to focus their efforts on increasing our company’s value over the long term. Because our 2023 equity awards included a smaller percentage of restricted stock units (RSUs) than they have in the past, over half of the NEOs’ equity compensation was performance-based. For more information, see “2023 Executive Compensation—Long-Term Equity Compensation.”

Stockholder Advisory Vote

At our annual meeting of stockholders on June 6, 2024, we will again conduct a non-binding stockholder advisory vote on the compensation of our NEOs, or Say-on-Pay” vote. In 2023, our stockholders approved on an advisory basis the compensation of our NEOs with 99.1% support rate. We value the opinions of our stockholders, and our compensation committee and our board of directors

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considered the outcome of the advisory vote, and will continue to do so in the future, including the vote which will take place at the annual meeting, when making compensation decisions for the NEOs.

Who is Involved in Setting NEO Compensation

Role of the Compensation Committee

The compensation committee of our board of directors is primarily responsible for setting the compensation of our NEOs. The committee’s responsibilities include determining:

•the dollar amount for each element of our NEOs’ direct and target compensation;
•the structure, metrics, and targets we use for our performance-based compensation elements; and
•the group of companies we use to evaluate market-competitive rates of compensation.

David Lissy, our chairman, assists the committee in determining Mr. Kelman’s compensation.

When discharging its responsibilities, the committee relies on input from management and our independent compensation consultant, whose roles are discussed below. After reviewing and evaluating this input, the committee recommends to our board of directors the compensation to be paid to our NEOs, and our board approves the compensation following deliberation.

Role of Management

Management provides our compensation committee with its perspectives on certain aspects of our NEOs’ compensation, including the relevant metrics and targets to use in our performance-based compensation elements and the companies that should constitute our compensation peers. Additionally, for each NEO except himself, Mr. Kelman provides the committee his review of the NEO’s individual performance and a recommendation regarding the NEO’s compensation. The compensation committee's recommendations are informed by each NEO’s performance and data regarding market levels of compensation for executives in our peer group with comparable roles and scope of responsibility. Mr. Kelman does not participate in deliberations by our board of directors or the committee on his own compensation.

Role of the Compensation Consultant

For 2023, our compensation committee engaged Compensia, a national executive compensation consultant. In connection with engaging Compensia, the committee considered the independence factors established by Nasdaq and the SEC and concluded that the engagement did not create any conflicts of interest and that Compensia was independent.

In 2023, Compensia supported the committee by providing input on the compensation of certain of our officers, including our NEOs, and our non-employee directors. Specifically, our compensation committee directed Compensia to:

•update the peer group used to determine the competitive market for executive and director compensation;
•assess the competitiveness of our executive compensation program;
•assess competitive short-term and long-term incentive practices for executives; and
•assess the competitiveness of our director compensation program.

Considerations in Setting NEO Compensation

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Factors Considered by the Compensation Committee

Our compensation committee relied primarily on its subjective consideration of various factors to set the amounts of our NEOs’ 2023 compensation. First and foremost, the committee, together with our board chairman, evaluated our chief executive officer’s performance and the committee considered our chief executive officer’s evaluation of each other NEO’s performance. The committee also considered:

•each NEO’s scope of responsibility;
•each NEO’s historical compensation with us, including the retentive value of prior equity awards;
•internal pay equity; and
•how our compensation peers pay executives with similar responsibilities, as described in more detail below.

Finally, with respect to our chief executive officer’s compensation, considering his ultimate responsibility for execution of our business plans, the committee considered our lack of profitability, our culture of thrift and Mr. Kelman’s request that his 2023 compensation be limited to base salary.

How We Use Market Data

Our compensation peer group consists of companies that are similar to us in terms of industry, revenue, enterprise value, gross profit, gross margin, product or service offering, and headquarter location. The compensation committee, with assistance from Compensia, reviews our peer group annually to ensure it is appropriate. To establish our peer group for purposes of our 2023 compensation decisions, the primary financial screens we used to inform our assessment of current and potential peer companies are whether they have an enterprise value between 0.25x and 4x Redfin’s enterprise value, revenue between 0.25x and 3x Redfin’s revenue, and gross profit between 0.33x and 3x Redfin’s gross profit.
For 2023, we removed Avalara because it went private and TripAdvisor due to size and business model fit. We added Compass, eXp World Holdings, and Offerpad Solutions, all of which offer real estate services and are comparably sized. We retained 16 of the companies that were in our 2022 peer group.

The companies listed below are referred to collectively as our primary peers for purposes of our 2023 compensation decisions.

2U	eXp World Holdings	Q2
AppFolio	frontdoor	RE/MAX
Bright Horizons Family Solutions	Guidewire Software	Shutterstock
CarGurus	Marcus & Millichap	The RealReal
Chegg	Offerpad Solutions	Zillow Group
Compass	Opendoor Technologies
Envestnet	Overstock.com

Where appropriate to make up for a limited sample size of data within our primary peer group, Compensia provided the compensation committee with additional comparative market data for a broader group of 37 public companies, including 13 of our primary peers, from the Radford Global Technology Survey. These companies had revenues, enterprise values, and gross profit that were consistent with those of our primary peers.

The compensation committee did not determine compensation amounts for the NEOs based solely on a comparison against the primary peer group or the Radford peer data. Rather, the committee used this data to develop a general understanding of our peers’ and broader market compensation practices, and then relied on its judgment, including consideration of the factors described above, to set each NEO’s compensation.

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Elements of Our NEOs' Direct Compensation

The table below describes the principal elements of our executive compensation program in 2023.

Element	Description	Objective	Recipient
Base salary	Fixed cash amount	•Provide a guaranteed level of income	Each NEO
Executive bonus plan	Cash award that varies based on our performance	•Provide opportunity to earn additional cash compensation by achievement of certain annual company goals	Each NEO, other than CEO
Restricted stock unit, or RSU, awards	RSUs vest into shares of our common stock	•Align officers' and stockholders' interests by rewarding creation of long-term stockholder value •Retention through use of a multi-year vesting schedule	Each NEO, other than CEO
Performance stock unit, or PSU, awards	PSUs, if earned, settle in shares of our common stock at the end of a three-year period based on our achievement of defined goals during that period	•Incentivize long-term company achievements •Align officers' and stockholders' interests by rewarding creation of long-term stockholder value	Each NEO, other than CEO

2023 Executive Compensation

Target Cash Compensation

The cash component of the NEOs’ target total direct compensation consists of base salary and, other than for Mr. Kelman, a potential payment under our executive bonus plan, where each NEO has an opportunity to earn a cash-based incentive award based on our actual performance as measured against prescribed financial or operating goals. For each year's executive bonus plan, our compensation committee can establish goals that apply to our company as a whole or to any of our departments. Goals may vary from year to year at the committee's discretion.

Our compensation committee sets our NEOs’ target cash compensation in March of each year, after considering the factors described under “Considerations in Setting NEO Compensation” above, including looking at peer group data to gain an understanding of target cash compensation for our compensation peers’ executives. Increases to the target cash compensation for select NEOs in 2023 were intended to improve market positioning of these individuals relative to similarly situated executives at peer group companies, and also reflected internal equity considerations and individual performance.

Base Salary

After determining the target cash compensation for each NEO, our compensation committee set the 2023 base salary amounts shown in the table below. Among other things, the committee considered Mr. Kelman’s request for no or a minimal increase to his base salary.

NEO	2023 base salary	2022 base salary
Glenn Kelman	$300,000	$300,000
Chris Nielsen	$500,000	$500,000
Bridget Frey	$450,000	$450,000
Anna Stevens	$425,000	$425,000
Anthony Kappus	$400,000	$400,000
Adam Wiener(1)	$450,000	$400,000

(1) Mr. Wiener received a prorated portion of his 2023 salary because he left the company in September 2023.

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Annual Incentive Cash-Based Award

Target Opportunities

The compensation committee established target awards under the executive bonus plan for each NEO as shown below. There was no target award for Mr. Kelman because he requested to be paid a bonus only when the company achieves profitability. The target awards for the other NEOs were increased relative to their 2022 target awards to better align to the target bonus awards offered to similarly situated executives at our peer group.

NEO	Target payment under 2023 executive bonus plan(1)	Target payment under 2022 executive bonus plan
Glenn Kelman	$—	$—
Chris Nielsen	$375,000	$250,000
Bridget Frey	$270,000	$225,000
Anna Stevens	$255,000	$212,500
Anthony Kappus	$240,000	$200,000
Adam Wiener	$337,500	$300,000
    (1) Ms. Frey, Ms. Stevens, and Mr. Kappus's target cash bonuses are 60% of their salary. Mr. Nielsen and Mr. Wiener's target cash bonuses are 75% of their salary.

Our 2023 executive bonus plan had a potential payout ranging from 0 to 200% of an NEO’s target, depending upon our achievement of the financial and diversity goals described below.

Performance Metrics and Results

Financial goals accounted for 90% of the 2023 annual incentive payout, and diversity, equity, and inclusion goals, or DEI goals, accounted for the remaining 10%.

The financial goals, which were the same for all of the NEOs, measured our achievement of 2023 consolidated revenue (30% weight) and adjusted EBITDA (60% weight). The compensation committee determined these financial metrics and weightings best reflected our priorities for the year, balancing growth with our drive towards improved efficiency and profitability. Adjusted EBITDA is a non-GAAP financial measure, which we define as net loss from continuing operations, adjusted for interest income and expense, income taxes, depreciation and amortization, stock-based compensation, and other various items. For a full reconciliation for adjusted EBITDA to the most directly comparable financial measure stated in accordance with GAAP, please see our Annual Report for the fiscal year ended December 31, 2023 filed on February 27, 2023 and Exhibit 99.1 to our Current Report on Form 8-K filed on February 27, 2024.

The 2023 diversity goals correspond with the Company’s focus on retaining and developing our managers who identify as people of color, reducing attrition of our Black agents, and actively servicing communities largely represented by people of color. Results for this metric are determined by the compensation committee upon its review of relevant data.

The table below details the threshold, target, and maximum goals, as well as the actual achievement, with respect to each metric.

Metric	Weight	Threshold	Target	Maximum	Actual	Achievement
Consolidated revenue	30%	$1,157,377	$1,257,377	$1,307,377	$1,099,248	—%

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Consolidated adjusted EBITDA	60%	$(37,206)	$2,794	$22,794	$(76,368)	—%
DEI	10%	$—	$—	$—	$—	100%

The compensation committee made specific findings to conclude the NEOs should receive 100% of their annual bonuses attributable to our DEI goals (i.e., 10% of their target bonuses). In particular, the executives took the following actions:

•Completed two DEI check-ins to drive awareness of DEI across gender and racial/ethnic representation in each department, and enabled the rollout of DEI dashboards for senior managers and above;
•Supported our “Lean Into Talent” career development program for People of Color with positive results;
•Launched a Black Agent Mentorship Network and monitored success metrics;
•Participated in a service or community event that aligned with the company’s community pillars; and
•Obtained 85% management participation for Inclusive Leadership Training.

In part because we did little hiring in 2023, our racial and ethnic diversity representation declined from 35.7% in 2022 to 34.8% in 2023. However, we narrowed the gap between Black and non-Black Lead Agent attrition from 22% in 2022 to 15% in 2023.

2023 Annual Bonus Payouts

The table below shows the amount each NEO earned under our 2023 executive bonus plan.

NEO	Target Bonus	Achievement of Financial Goals (90% weight)	Achievement of DEI Goals (10% weight)	2023 Actual Bonus
Chris Nielsen	$375,000	—%	100%	$37,500
Bridget Frey	$270,000	—%	100%	$27,000
Anna Stevens	$255,000	—%	100%	$25,500
Anthony Kappus	$264,000	—%	100%	$26,400
Adam Wiener(1)	$337,500	—%	100%	$—

(1) Mr. Wiener received a prorated target bonus as part of his separation agreement. He did not receive a payout at year-
end based on actual performance because he left the company in September 2023. For more information, see
“Separation Agreement with Adam Wiener”.

Discretionary Bonus for Mr. Kappus

In March 2023, we paid Mr. Kappus a discretionary bonus of $60,000 for performing above and beyond his normal duties for a period of time.

Signing Bonus for Ms. Stevens

In January 2023, we paid Ms. Stevens a one-time bonus of $550,000, which was the second and last installment of her signing bonus that was agreed upon in connection with her commencement of employment mid-2022. Our compensation committee determined that this signing bonus was necessary to incentivize Ms. Stevens to accept employment with Redfin. If Ms. Stevens’ employment terminates for any reason after the one-year anniversary of her employment start date and prior to the two-year anniversary of her employment start date, she will be required to reimburse $550,000 to Redfin.

Long-Term Equity Compensation

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Overview

In 2023, to help manage equity dilution and to better align equity awards offered to similarly situated executives at our peer group, the compensation committee approved long-term equity grants for the NEOs (other than Mr. Kelman) with a total value (at target) that was, on average, 17% less than the total value (at target) approved in 2022, with the decrease applied primarily to time-based restricted stock units (RSUs). As a result, each NEO’s proportion of performance-based restricted stock units (PSUs) increased. The NEOs’ equity awards in 2023 were composed of 62.5% of PSUs (at target level achievement) and 37.5% of RSUs, which was a change from the past several years, during which the NEOs’ equity awards have been divided equally between RSUs and PSUs. The compensation committee believes this distribution of RSUs and PSUs balances three considerations: driving specific company performance goals, aligning executives’ interests with those of our stockholders, and retaining executive talent. Over half of our compensation peer group uses a mix of PSUs and RSUs for their long-term equity compensation. In the context of the substantial decrease in the total value (at target) and decreased proportion of RSUs, the committee included a shorter time-based vesting schedule for the RSUs, as discussed below. Additionally, the committee revised the PSU award structure to include a three-year TSR-based performance metric and annual financial-based performance metrics, with no earned PSUs vesting until after the completion of the full three-year period, as discussed below. This structure aligns with long-term stockholder value, targeted annual financial performance and overall retention of our leadership team.

RSU awards. Our RSU awards are time-based, and will vest into shares of our common stock. Historically, our RSU awards followed a four-year vesting schedule, but the RSUs granted in 2023 will vest over two years instead to reflect the reduced value of those awards. The committee determined that this two-year vesting schedule was reasonable and necessary to retain key leaders in the near-term in light of reduced overall target value. Specifically, the RSUs were scheduled to vest in eight equal quarterly increments following the grant date in May 2023, so long as the recipient NEO continues to be employed by Redfin on each applicable vesting date.

PSU awards. The PSUs will be earned, or not, and settle into shares of our common stock based on our achievement against three pre-established performance objectives – two financial metrics and a TSR metric. Historically, goals were set for, and performance was measured over, a three-year performance period. However, due to high volatility in the technology and real estate sectors, the compensation committee decided that, for the PSU awards granted in 2023 (2023 PSUs), it would be more practical to instead set annual goals for the financial metrics. Accordingly, the 2023 PSUs include three annual performance tranches, each with two financial performance goals that will be determined promptly following the start of each fiscal year and measured at the conclusion of that fiscal year. The 2023 PSUs will also include a three-year TSR goal. PSUs that are achieved based on the annual financial metrics will be “banked” until the end of the full three-year period, and not be eligible to vest until such time. The relative TSR metric will continue to be measured for a full three-year performance period, and the 2023 PSU awards will not be eligible to vest until early 2026, regardless of our performance against the financial goals for the first two years. The compensation committee believes that using three annual financial performance targets rather than a single three-year financial performance target will allow the committee to set rigorous but realistic goals that reflect prevailing market conditions. In particular, this design drives year-to-year accountability with new annual goals established for each fiscal year based on up-to-date market conditions while holding participants accountable for a 3-year performance period via multi-year TSR performance goal.

Target Equity Awards

The table below sets forth our NEOs’ target equity compensation for 2023, including the reduced amount of RSUs, compared to 2022. The compensation committee did not grant any equity compensation

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to Mr. Kelman in light of his current equity ownership and his request to again not receive any equity in 2023.

	2023 equity compensation ($)			2022 equity compensation ($)
NEO	RSU award(1)	PSU award(1)	Target equity compensation	RSU award(1)	PSU award(1)	Target equity compensation
Chris Nielsen	600,000	1,000,000	1,600,000	1,037,500	1,037,500	2,075,000
Bridget Frey	600,000	1,000,000	1,600,000	875,000	875,000	1,750,000
Anna Stevens	300,000	500,000	800,000	750,000	750,000	1,500,000
Anthony Kappus	480,000	800,000	1,280,000	750,000	750,000	1,500,000
Adam Wiener	750,000	1,250,000	2,000,000	1,250,000	1,250,000	2,500,000

(1) To determine the number of shares underlying these RSU and PSU awards, we divided the dollar value of each award by $9.13, the average closing price of our common stock for the 30 trading days prior to the date our compensation committee approved the grants.

(2) The 2023 PSUs will have three one-year performance periods for the financial metrics, and a three-year performance period for the TSR metric. The 2023 PSU award values in this table reflect the total target value of all performance periods and metrics.

As discussed below, the 2023 PSUs include financial metrics with one-year financial performance goals that are set at the beginning of each of 2023, 2024 and 2025, plus a three-year TSR performance goal. This results in differences between the reported PSU award grant date fair value in the Summary Compensation Table and the Grants of Plan-Based Awards Table below and the target value of the 2023 PSUs set forth in the table above that was approved by our compensation committee. The differences are due to the SEC requirement that PSU award values disclosed in the Summary Compensation Table reflect the grant date fair value as determined under FASB ASC Topic 718, which stipulates that grant date is established when the underlying terms of the award are fixed. Because the financial performance goals for the 2023 PSU are set on an annual basis, the grant date and associated award fair value are established annually over the three-year performance period, thus resulting in differences between what is reported in the Summary Compensation Table and the amount of the award that the compensation committee originally approved.

In setting our NEOs’ target equity compensation, our compensation committee considered the factors described under “Our Considerations in Setting NEO Compensation” above, including looking at the peer group data to gain an understanding of target equity compensation for executives at our compensation peers. In addition, and as discussed above, the committee also assessed the impact of these awards on our dilution, and as a result, decreased the target amounts.

Performance Periods

The two financial performance goals will each be measured over three separate performance periods, which are calendar year 2023, 2024 and 2025. The financial performance goals will be established promptly following the start of each calendar year and measured following the conclusion of such year. The two financial performance goals for calendar year 2023 were net income and market share. As discussed above, PSUs that are achieved based on the annual financial metrics will not vest until the end of the full three-year period, subject to continued service with the Company.

The TSR goal will be measured over a single, approximately three-year performance period, which starts on May 30, 2023, the date of grant, and ends on December 31, 2025.

Performance Metrics

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Each performance objective has a threshold, target, and maximum goal, with corresponding payouts equal to 25%, 100%, and 200%, respectively, of the target number of PSUs for that objective. If we do not achieve the threshold level for an objective, then no PSUs allocated to that objective will be earned for the year. Achievement between each of the levels will be measured on a straight-line interpolation basis. Any PSUs that are earned at the end of an annual performance period based on achievement of either the net income or market share gain metrics will not be considered vested at that time. Rather, any PSUs earned at the end of an annual performance period are “banked” and will not vest until the end of the full three-year performance period. Upon certification by the compensation committee of the results for the full three-year performance period, any earned PSUs will vest if the NEO continues to be employed by Redfin. Unearned PSUs for a performance period are forfeited and are not eligible to be earned in a future performance period.

The table below describes the three performance objectives for our PSUs for calendar year 2023.

Performance objective	Weight	Performance period	What it measures
Net income	11.11% per year	one year	Our progress on our drive towards profitability
Market share gain	11.11% per year	one year	Our ability to grow our real estate services business
Relative total shareholder return (TSR) compared to the S&P MidCap 400 Index	33.33%	three years	Our achievement of long-term investment returns for our shareholders

Net income (loss). Our net income (loss) for calendar year 2023 (the 2023 performance period) is the cumulative net income (loss) over the period, as calculated in accordance with U.S. Generally Accepted Accounting Principles. As discussed above, the compensation committee established the net income goals for the 2023 performance period (the 2023 Net Income Tranche) at the time it granted the 2023 PSUs.

Market share gain. Market share gain is our “U.S. Market Share by Units” for a full year, which is reported in our next year’s annual report. We calculate our market share gain by aggregating the number of brokerage transaction sides (buy-side or sell-side) and our partner transaction sides (buy-side or sell-side), which we collectively refer to as real estate services transactions. Then, in order to account for both the sell- and buy-side components of each transaction, we divide that value by two-times the number of U.S. homes sold. As discussed above, the compensation committee established the market share goals for the 2023 performance period (the 2023 Market Share Tranche) at the time it granted the 2023 PSUs.

Relative total shareholder return (TSR). Relative TSR measures the change in our stock price relative to the change in stock prices for companies in the S&P 400 MidCap Index (adjusted to reflect any reinvested dividends). We will determine the change in stock price based on the average closing price for the 30 trading days at the end of the performance period relative to the 30 trading days immediately preceding the performance period. Only companies that were part of the S&P 400 MidCap Index and that remain publicly traded throughout the entire performance period will be considered. The performance period began on May 30, 2023, the grant date for our 2023 PSU awards, and ends on December 31, 2025, to align with the end of the financial performance period. As discussed above, the compensation committee established the TSR goals for the three-year period (the Three-Year TSR Tranche) at the time it granted the 2023 PSU.

2024 and 2025 Performance Periods. The compensation committee will establish the two financial performance goals for the 2024 and 2025 performance periods at the start of each fiscal year.

For the 2023 PSUs for calendar year 2023, (x) the goals and for the Three-Year TSR Tranche and (y) the 2023 Net Income Tranche and 2023 Market Share Tranche goals and results are shown below.

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Metric	Threshold (25% payout)	Target (100% payout)	Maximum (200% payout)	Actual	Payout
2023 Net Income Tranche	($177M)	($137M)	($117M)	($131M)	113%
2023 Market Share Tranche	0.78%	0.82%	0.84%	0.76%	—%
Three-year relative TSR percentile	25th	50th	80th	n/a	n/a
*The number of PSUs earned for the 2023 Net Income Tranche will be “banked” and eligible to vest in early 2026, subject to the executive’s continued service with Redfin.

Results of PSUs Granted in 2021

In 2021, we granted PSUs to our then-serving executives, other than Mr. Kelman, that would be earned based on our performance against three equally weighted performance goals for the period from 2021 through 2023. The performance metrics for these PSUs were gross profit, market share, and relative TSR as compared to the performance of the S&P 400 MidCap Index. Because the company did not attain the threshold level of performance for any of the three performance metrics, there was no payout for the 2021 PSUs.

Performance Metric	Threshold	Actual	Payout
Gross Profit	$1,793,000	$1,018,000	—%
Market Share	1.36%	0.76%	—%
Relative TSR	50th	<1st Percentile	—%
		Total Payout	—%

Other Compensation-Related Practices and Policies

Other Benefits Available to Our NEOs

In addition to the elements of direct compensation described above, our NEOs are also eligible to receive other standard employee benefits. Consistent with our culture of thrift, we do not offer our NEOs any benefit that is unavailable on the same basis to our other full-time employees. The most significant of these benefits include (i) health and life insurance coverage, (ii) paid time off, (iii) the opportunity to purchase shares of our common stock at a discount pursuant to our 2017 Employee Stock Purchase Plan, (iv) the ability to contribute to a 401(k) retirement plan, including a company match of up to $2,000 on contributions beginning in 2022, and (v) the opportunity to purchase transit and parking using pre-tax dollars.

Separation Agreement with Adam Wiener

On August 29, 2023, Redfin and Mr. Wiener entered into an executive separation letter (the “Separation Letter”) that provides, among other things, that Mr. Wiener’s last day of employment with Redfin will be September 8, 2023, and that Mr. Wiener is entitled to certain severance benefits, including (i) a payment of $450,000 as cash severance, which represents 12 months of Mr. Wiener’s base salary, (ii) a payment of $84,375, which represents 25% of Mr. Wiener’s target annual bonus amount for the fiscal year ending December 31, 2023, and (iii) a payment of $18,910, which amount represents approximately 12 months of COBRA premiums for Mr. Wiener. Pursuant to the Separation Letter, provision of these severance benefits is contingent upon Mr. Wiener agreeing to and not revoking a separation and release of claims in favor of Redfin.

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In addition, Redfin and Mr. Wiener entered into an executive advisory agreement on August 29, 2023 (the “Advisory Agreement”) pursuant to which Mr. Wiener will provide advisory services during the period commencing on September 8, 2023 through June 1, 2024. In connection with the Advisory Agreement, Mr. Wiener’s outstanding and unvested time- and performance- based equity awards will continue to vest (or remain eligible to be achieved and vest, with respect to the performance-based equity awards) during the advisory period.

Agreements with Our NEOs

We do not have an employment agreement with any of our NEOs, but we have entered into employment offer letters with each NEO. Pursuant to these offer letters, each NEO is an “at-will” employee, receives a base salary, has the opportunity to earn an incentive bonus under our executive bonus plan, and is eligible to receive our standard employee benefits.

We have entered into a change in control and severance agreement with each of our NEOs that provides for payments and benefits to the NEO upon a qualifying termination of employment in connection with a change in control. Please see “Potential Payments upon Termination or Change in Control—Change in Control Severance Agreement” below for more information.

Share Ownership and Anti-Hedging Policies

We have adopted a share ownership policy that requires each NEO to beneficially own a minimum dollar value of our common stock, or a minimum number of shares, after being an executive officer for four years. Please see “Our Corporate Governance—Share Ownership and Retention Policy.” All of the NEOs who have been with the company for at least four years are in compliance with the policy.

We also prohibit the NEOs from purchasing any financial instrument, or otherwise engaging in transactions, that hedge, pledge or offset, or are designed to hedge or offset, any decrease in the value of our common stock that they own. For more information about these policies, please see “Our Corporate Governance—Anti-Pledging and Anti-Hedging Policies.”

Certain Tax and Accounting Impacts of Our NEO Compensation

Under Section 162(m) of the Internal Revenue Code, the company cannot deduct for tax purposes more than one million dollars of compensation for certain executives in a single year. In general, the fact that a significant portion of some executives’ compensation may be non-deductible for tax purposes did not affect the determination of the compensation committee that it was in the best interests of the company and its stockholders to offer its executive officers an appropriately competitive level of compensation.

We record compensation expense for the equity awards granted to our NEOs based on the grant date fair value of the awards, and we recognize the expense over the service period for the award. We determine both the grant date fair value and the service period based on accounting standards. To the extent an NEO forfeits an award or we determine that the probable outcome of a PSU award’s performance condition is no longer the same as it was on the grant date, then we will adjust, in the period of the forfeiture or determination, the previously recognized expense.

Compensation Recovery Policy

Our directors adopted and our compensation committee administers, a compensation recovery policy (the “Clawback Policy”) to comply with new rules and regulations promulgated by the SEC, including Rule 10D-1 of the Exchange Act that is applicable to our executive officers and all employees who are officers for purposes of Section 16 of the Exchange Act, including current and former executive

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officers and Section 16 officers (“Covered Employees”). The Clawback Policy allows us to recover or “clawback” incentive-based compensation from Covered Employees in the event of a restatement of our financial statements due to material noncompliance with any financial reporting requirements under the federal securities laws. Under the Clawback Policy, if the restatement would result in any incentive-based compensation paid during the three years preceding the restatement to have been lower had it been calculated based on such restated results, we may recover the amounts in excess of what would have been paid under the restatement from any participant who received such incentive-based compensation.

Compensation Committee Report

The compensation committee has reviewed and discussed with management the section entitled "Compensation Discussion and Analysis" above. Based on this review and discussion, the compensation committee recommended to Redfin's board of directors that the "Compensation Discussion and Analysis" section be included in this proxy statement.

James Slavet
Kerry D. Chandler
Selina Tobaccowala

Summary Compensation Table

The following table provides information regarding our NEOs' compensation for 2023, 2022, and 2021.

Name and principal position	Year	Salary ($)	Bonus(1) ($)	Stock awards(2)(3) ($)	All other Compensation ($)	Non-equity incentive plan compensation(4) ($)	Total ($)
Glenn Kelman (chief executive officer)	2023	300,000	—	—	—	—	300,000
	2022	300,000	—	—	—	—	300,000
	2021	299,341	—	—	—	—	299,341
Chris Nielsen (chief financial officer)	2023	500,000	—	1,323,027	—	37,500	1,860,527
	2022	500,000	—	1,840,328	—	42,000	2,382,328
	2021	501,374	—	1,616,354	—	160,000	2,277,728
Bridget Frey (chief technology officer)	2023	450,000	—	1,323,027	—	27,000	1,800,027
	2022	411,538	—	1,552,097	—	37,800	2,001,435
	2021	350,962	—	1,647,196	—	160,000	2,158,158
Anna Stevens(6) (chief human resources officer)	2023	425,000	550,000	661,502	—	25,500	1,662,002
	2022	163,462	750,000	1,997,780	—	—	2,911,242
Anthony Kappus (chief of legal affairs and digital revenue officer)	2023	400,000	60,000	1,058,413	—	26,400	1,544,813
Adam Wiener (former president of real estate operations)	2023	296,346	—	1,653,800	596,132.(5)	—	2,546,278
	2022	400,000	—	2,217,265	—	32,400	2,649,665
	2021	401,099	—	2,162,070	—	122,600	2,685,769

(1) Mr. Kappus was awarded a one-time bonus for service beyond his usual duties during 2023. Ms. Stevens was awarded a signing bonus to induce her to accept employment with us, the first installment was paid in 2022 and the second and final installment was paid in 2023.

(2) The amounts in this column represent the aggregate grant date fair value of RSU awards and PSU awards computed in accordance with the applicable accounting standards. For 2023, grant date fair value of the 2023 PSUs include (i) the value of 2023 PSUs allocated to the 2023 Net Income Tranche, which metric was determined on the grant date, and assuming 100% target achievement, (ii) the value of the 2023 PSUs allocated to the 2023 Market Share Tranche, which metric was determined on the grant date, and assuming 100% target achievement and (iii) the value of the 2023 PSUs allocated to the Three-Year TSR Tranche, which metric was determined on the grant date, based on a Monte Carlo

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simulation. For more information on our 2023 PSUs, see “Compensation Discussion and Analysis - Long-Term Equity Compensation - PSU awards”. Assuming maximum achievement of the 2023 PSU awards’ performance conditions, the grant date fair value of (i) the 2023 PSU awards, but solely for the 2023 Net Income Tranche, 2023 Market Share Tranche and the full Three-Year TSR Tranche, would have been $1,435,546 for Mr. Nielsen, $1,435,546 for Ms. Frey, $717,760 for Ms. Stevens, $1,148,432 for Mr. Kappus and $1,794,471 for Mr. Wiener, and (ii) all 2023 RSU awards and PSU awards, in the aggregate, would have been $2,040,800 for Mr. Nielsen, $2,040,800 for Ms. Frey, $1,020,382 for Ms. Stevens, $1,632,629 for Mr. Kappus, and $2,551,036 for Mr. Wiener.

(3) As required by the SEC’s rules, the amounts in this column represent the aggregate grant date fair value of equity awards computed in accordance with the applicable accounting standard. These amounts do not correspond to the actual economic value that may be received by our NEOs from the equity awards. Please see Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023 for the assumptions we made in computing the grant date fair value.

(4) The amounts in this column represent the amounts earned under our executive bonus plan for the respective year.

(5) The amounts represent severance payments received by Mr. Wiener. See “Separation Agreement with Adam Wiener”     for additional information.

(6) Anna Stevens was hired on August 1, 2022.

Grants of Plan-Based Awards Table

The following table provides information regarding grants of awards to our NEOs, other than Mr. Kelman who did not receive any grants, during 2023 pursuant to our executive bonus plan and, with respect to equity awards, our 2017 Equity Incentive Plan.

Name	Grant date	Estimated possible payout under non-equity incentive plan awards(1)			Estimated future payouts under equity incentive plan awards(2)			All other stock awards: Number of shares of stock or units(3) (#)	Grant date fair value of stock awards(4) ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Chris Nielsen		—	375,000	562,500
	5/30/2023							65,717	605,254
	5/30/2023				15,212	60,849	121,698		717,773
Bridget Frey		—	270,000	405,000
	5/30/2023							65,717	605,254
	5/30/2023				15,212	60,849	121,698		717,773
Anna Stevens		—	255,000	382,500
	5/30/2023							32,858	302,622
	5/30/2023				7,606	30,424	60,848		358,880
Anthony Kappus		—	264,000	396,000
	5/30/2023							52,573	484,197
	5/30/2023				12,169	48,679	97,358		574,216
Adam Wiener		—	337,500	506,250
	5/30/2023							82,146	756,565
	5/30/2023				19,015	76,063	152,126		897,236

(1) The amounts in this column represent possible payouts under our 2023 executive bonus plan.

(2) The 2023 PSUs were awarded in May 2023 and at that time the performance metrics for the 2023 Net Income Tranche, the 2023 Market Share Tranche and the Three-Year TSR Tranche were approved. The compensation committee will establish the two financial performance goals for the 2024 and 2025 performance periods at the start of each fiscal year (together, the 2024 and 2025 Financial Metric Tranches). Since the 2024 and 2025 Financial Metric Tranches were not established in 2023, the 2024 and 2025 Financial Metric Tranches were not considered granted in 2023 and are not represented in this table. Amounts in the Estimated Future Payouts Under Equity Incentive Plan Awards columns represent the range of shares of common stock subject to the 2023 Net Income Tranche, the 2023 Market Share Tranche and the Three-Year TSR Tranche that will become eligible to vest in early 2026 if we meet the designated performance

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targets, assuming achievement at the threshold, target and maximum performance levels. Vesting is also subject to continued employment, and no shares will be issued if actual performance is below threshold performance levels. For more information regarding the 2023 PSUs, see “ Compensation Discussion and Analysis - Long-Term Equity Compensation - PSU awards.”

(3) The amounts in this column represent RSU awards.

(4) As required by the SEC's rules, the amounts in this column represent the aggregate grant date fair value of equity awards computed in accordance with the applicable accounting standards. These amounts do not correspond to the actual economic value that may be received by our NEOs from the equity awards.

Outstanding Equity Awards at Year-End Table

The following table provides information regarding our NEOs' outstanding option, RSU, and PSU awards as of December 31, 2023.

		Option awards			Stock awards
Name	Vesting commencement date	Number of securities underlying unexercised options exercisable (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested(1) (#)	Market value of shares or units of stock that have not vested(2) ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested(3) (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested(2) ($)
Glenn Kelman	11/23/2015	483,333	8.61	11/24/2025
	02/03/2016	10,047	8.97	02/03/2026
	09/27/2016	8,148	8.10	09/29/2026
	6/14/2017	1,296	10.80	6/14/2027
	3/1/2021	300,000	27.50	6/1/2029
Chris Nielsen	5/2/2016	83,333	9.15	5/11/2026
	5/1/2017	166,666	10.80	6/14/2027
	12/1/2020				1,754	18,101
	6/1/2021				4,953	51,115
	5/26/2022				54,860	566,155
	5/30/2023(7)				49,288	508,652
	05/26/2022						43,887(4)	452,914
	05/30/2023				13,752(5)	141,921	85,189(6)	879,150
Bridget Frey	5/4/2014	6,509	6.42	07/10/2024
	8/24/2024	5,807	6.39	10/14/2024
	1/1/2015	135,333	7.38	04/13/2025
	5/1/2015	51,116	8.61	10/28/2025
	5/2/2016	99,999	9.15	05/11/2026
	5/1/2017	16,666	10.80	06/14/2027
	12/1/2020				1,965	20,279
	6/1/2021				5,048	52,095
	5/26/2022				46,268	477,486
	5/30/2023				49,288	508,652
	05/26/2022						37,013(4)	381,974
	05/30/2023				13,752(5)	141,921	85,189(6)	879,150
Anna Stevens	12/01/2022				87,306	900,998
	5/30/2023				24,644	254,326

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		Option awards			Stock awards
Name	Vesting commencement date	Number of securities underlying unexercised options exercisable (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested(1) (#)	Market value of shares or units of stock that have not vested(2) ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested(3) (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested(2) ($)
	12/01/2022						83,148(4)	858,087
	05/30/2023				6,876(5)	70,960	42,594(6)	439,570
Anthony Kappus	5/1/2015	9,990	8.61	10/28/2025
	5/2/2016	10,928	9.15	05/11/2026
	5/1/2017	17,225	10.80	06/14/2027
	12/1/2020				1,053	10,867
	6/1/2021				3,549	36,626
	5/26/2022				39,658	409,271
	5/30/2023				39,430	406,918
	05/26/2022						31,725(4)	337,402
	05/30/2023				11,001(5)	113,530	68,151(6)	703,318
Adam Wiener	5/1/2015	91,807	8.61	10/28/2025
	5/2/2016	19,861	8.10	9/28/2026
	5/2/2016	59,722	9.15	5/11/2026
	5/1/2017	73,881	10.80	6/14/2027
	12/1/2020				2,035	21,001
	6/1/2021				6,625	68,370
	5/26/2022				66,095	682,100
	5/30/2023				61,610	635,815
	05/26/2022						52,875(4)	—
	05/30/2023						123,675(5)(6)	—

(1) Subject to the NEO's continuing service, one quarter of the RSU award vests on the one year anniversary of the vesting commencement date and the remaining amounts vest equally each quarter thereafter, such that the entire award will be vested on the four year anniversary of the vesting commencement date, except as indicated in the footnotes below.

(2) The market value is based on the closing price of our common stock on December 29, 2023, the last trading date of 2023.

(3) Subject to the NEO's continuing service and our achievement of the award's performance condition(s) at the threshold level, the award is earned and vests or becomes exercisable upon our compensation committee's certification of our achievement of the performance condition(s) following the end of the award's three-year performance period.

(4) Represents the target number of shares that may be earned under each of the three performance conditions under the award, for 2022 PSU grants awarded May 26, 2022 and December 1, 2022 (the 2022 PSU grants). The performance period for these 2022 PSU grants will conclude December 2024.

(5) Includes the number of shares earned under the 2023 PSUs based on the achievement level of the 2023 Net Income Tranche. These shares remain subject to time-based vesting and will not vest until early 2026. For additional detail regarding the PSUs, please see the section “Performance Metrics” within the “Executive Compensation” section above.

(6) Includes the target number of shares that may be earned the Three-Year TSR Tranche of the 2023 PSUs. The performance period for 2023 Net Income Tranche and the 2023 Market Share Tranche concluded on December 31, 2023. The shares earned and eligible to vest under the 2023 Net Income Tranche are described in footnote 5 above. No shares were earned or eligible to vest under the 2023 Market Share Tranche, and as a result they are not included in the table above. The performance targets for 2024 and 2025 Financial Metric Tranches were not established in 2023, and therefore

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the 2024 and 2025 Financial Metric Tranches were not considered granted in 2023 and are not represented in this table. For more information regarding the 2023 PSUs, see “Compensation Discussion and Analysis - Long-Term Equity Compensation - PSU awards.”

Option Exercises and Stock Vested Table

The following table provides information regarding exercises of stock options and vesting of RSU awards during 2023.

	Option awards		Stock awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise(1) ($)	Number of shares acquired on vesting (#)	Value realized on vesting(1) ($)
Glenn Kelman	211,111	320,889	—	—
Chris Nielsen	490,099	3,430,628	74,327	644,539
Bridget Frey	37,081	114,951	72,104	618,620
Anna Stevens	—	—	87,205	734,455
Anthony Kappus	—	—	52,477	456,094
Adam Wiener	—	—	89,895	779,696

(1) As required by the SEC's rules, the value realized (i) with respect to exercise of stock options, is based on the difference between the closing price of our common stock on the day of exercise and the exercise price of the option award and (ii) with respect to vesting of RSU awards, is based on the closing price of our common stock on the vesting date. These amounts do not correspond to the actual economic value that was received by our NEOs from such exercise or vesting.

Potential Payments upon Termination or Change in Control

Change in Control Severance Agreement

Each NEO has a change in control severance agreement, or change in control agreement, with us. The change in control agreement provides that the NEO will receive the payments and benefits described below upon either (i) a termination by us of the NEO’s employment without “cause” or (ii) a voluntary resignation by the NEO from his or her employment with “good reason,” in each case during the period three months before a “change in control” and ending 12 months after a “change in control” of our company. The change in control agreement defines the terms “cause,” “good reason,” and “change in control.” We refer to either of these terminations of employment as a “qualifying termination.” The payments and benefits provided by the change in control agreement are contingent upon the consummation of the change in control of our company and the NEO executing a release of claims in favor of our company. The change in control agreement for each NEO expired in July 2023. On October 18, 2023, our Compensation Committee approved a new form of Change in Control Severance Agreement, which is substantially identical to the agreements which have expired on July 2023, except that it provides for automatic renewal following an initial three-year term.

In the event of qualifying termination, the NEO will be entitled to: (i) a lump sum payment equal to six months of base salary, (ii) a lump sum payment equal to six months of costs to continue health insurance coverage under COBRA, and (iii) have then-outstanding and unvested non-performance-based stock option and RSU awards accelerate and become vested as if the NEO had continued in service for an additional 24 months. Each NEO’s PSU awards that are deemed earned upon a change in control, as described below, are eligible for acceleration and vesting to the same extent as non-performance-based RSU awards.

If a change in control occurs and our successor or acquirer refuses to assume, convert, or substitute the then-outstanding and unvested non-performance-based RSU awards held by the NEO, then those awards will accelerate in full.

PSU Award Agreements

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Under the award agreement for our PSU awards, if a change in control (as defined in the applicable award agreement) occurs and the NEO is providing service to us through the change in control, then the award’s performance metrics will be deemed achieved at 100% of target (other than the relative TSR metric for our PSU awards granted in 2021, 2022, and 2023, whose achievement will be determined by our board, or a board committee, as constituted immediately prior to the change in control).

The resulting number of earned awards will then become subject to time-based vesting, and the NEO will vest 100% of these earned awards as of the end of the performance period originally applicable to the award. To the extent earned but unvested at the time of a change in control, these earned awards are eligible for acceleration and vesting pursuant to the NEO’s change in control agreement, as described above.

If, however, a successor entity does not assume, convert, replace, or substitute the resulting number of earned awards, then these earned awards will accelerate and become vested immediately prior to the consummation of the change in control.

2017 Equity Incentive Plan

Our 2017 Equity Incentive Plan, or 2017 plan, governs all of our NEOs’ equity awards. Pursuant to our 2017 plan, if, upon a change in control (defined as a “corporate transaction” in our 2017 plan), a successor entity does not assume, convert, replace, or substitute outstanding equity award, then the award will accelerate and become vested immediately prior to the consummation of the change in control.

Estimated Value of Payments and Benefits

The table below provides the estimated value of the payments and benefits that would have been received by our NEOs in the following scenarios:

•a change in control of our company occurred on December 31, 2023 and the successor entity assumed, converted, or substituted the NEO’s equity awards;

•a change in control of our company occurred on December 31, 2023 and the successor entity did not assume, convert, or substitute the NEO’s equity awards;

•a change in control of our company occurred on December 31, 2023, the successor entity assumed, converted, or substituted the NEO’s equity awards, and each NEO had a qualifying termination on December 31, 2023 immediately following the change in control; and

•a change in control of our company occurred on December 31, 2023, the successor entity did not assume, convert, or substitute the NEO’s equity awards, and each NEO had a qualifying termination on December 31, 2023 immediately following the change in control.

Name	Cash severance ($)	Payment for continued health insurance coverage ($)	Value from acceleration of unvested RSU awards(1) ($)	Value from acceleration of unearned PSU awards(1) ($)	Total ($)
Glenn Kelman
Change in control and successor assumed equity awards	—	—	—	—	—
Change in control and successor did not assume equity awards(2)	—	—	—	—	—
Change in control, successor assumed equity awards, and qualifying termination(3)	150,000	4,743	—	—	154,743
Change in control, successor did not assume equity awards, and qualifying termination(2)	150,000	4,743	—	—	154,743
Chris Nielsen

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Name	Cash severance ($)	Payment for continued health insurance coverage ($)	Value from acceleration of unvested RSU awards(1) ($)	Value from acceleration of unearned PSU awards(1) ($)	Total ($)
Change in control and successor assumed equity awards	—	—	—	—	—
Change in control and successor did not assume equity awards(2)	—	—	1,144,024	2,063,194	3,207,218
Change in control, successor assumed equity awards, and qualifying termination(3)	250,000	14,657	617,735	2,063,194	2,945,586
Change in control, successor did not assume equity awards, and qualifying termination(2)	250,000	14,657	1,144,024	2,063,194	3,471,875
Bridget Frey
Change in control and successor assumed equity awards	—	—	—	—	—
Change in control and successor did not assume equity awards(2)	—	—	1,058,512	1,923,927	2,982,439
Change in control, successor assumed equity awards, and qualifying termination(3)	225,000	9,143	585,092	1,923,927	2,743,162
Change in control, successor did not assume equity awards, and qualifying termination(2)	225,000	9,143	1,058,512	1,923,927	3,216,582
Anna Stevens
Change in control and successor assumed equity awards	—	—	—	—	—
Change in control and successor did not assume equity awards(2)	—	—	641,502	2,226,715	2,868,217
Change in control, successor assumed equity awards, and qualifying termination(3)	212,500	14,566	513,822	2,226,715	2,967,603
Change in control, successor did not assume equity awards, and qualifying termination(2)	212,500	14,566	641,502	2,226,715	3,095,283
Anthony Kappus
Change in control and successor assumed equity awards	—	—	—	—	—
Change in control and successor did not assume equity awards(2)	—	—	863,681	1,569,321	2,433,002
Change in control, successor assumed equity awards, and qualifying termination(3)	200,000	14,657	470,262	1,569,321	2,254,240
Change in control, successor did not assume equity awards, and qualifying termination(2)	200,000	14,657	863,681	1,569,321	2,647,659
Adam Wiener(4)
Qualifying termination	577,222	18,910	—	—	596,132
Change in control and successor assumed equity awards	—	—	—	—	—
Change in control and successor did not assume equity awards(2)	—	—	—	—	—
Change in control, successor assumed equity awards, and qualifying termination(3)	—	—	—	—	—
Change in control, successor did not assume equity awards, and qualifying termination(2)	—	—	—	—	—

(1) This value is based on the closing price of our common stock on December 29, 2023, the last trading day of the year.
(2) This scenario assumes (i) acceleration of all unvested RSU awards and (ii) the performance condition(s) of each NEO’s PSU award(s) were deemed earned at 100% of target as of the end of the performance period applicable to such awards, and accelerated vesting of all of the resulting number of earned awards. For the portion of PSUs that were granted in 2023, whose performance period ended on December 31, 2023, 113% attainment was used for the 2023 Net Income goal and 0% was used for 2023 Market share goal.
(3) This scenario assumes (i) acceleration of unvested RSU awards scheduled to vest by December 31, 2025 and (ii) the performance condition(s) each NEO’s PSU award(s) were deemed earned at 100% of target as of the end of the performance period applicable to such awards, and accelerated vesting of the resulting number of earned awards whose performance period ends on or before December 31, 2025. For the portion of PSUs that were granted in 2023, whose performance period ended on December 31, 2023, 113% attainment was used for the 2023 Net Income goal and 0% was used for 2023 Market share goal.

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(4) Adam Wiener’s received severance payments in connection with the termination of his employment in September 2023. As of such time, he ceased to be eligible for any change in control benefits. See "Separation Agreement with Adam Wiener” above for additional detail.

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PROPOSAL 2 - ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

As required by Section 14A of the Securities Exchange Act of 1934, we are asking our stockholders to approve, on an advisory basis, our named executive officers' compensation, as disclosed in "Executive Compensation," including "Compensation Discussion and Analysis," the compensation tables, and the related narrative discussion. We refer to this vote as the say-on-pay vote.

Our board of directors recommends that our stockholders vote to approve our named executive officers' compensation for the following reasons:

•We compensated our named executive officers mostly via equity with a mix of approximately 40% time-based vesting equity and 60% performance-based vesting. This emphasis on equity, rather than cash, compensation focuses them on increasing our company's value over the long term.

•A significant portion of our named executive officers' compensation was performance-based and at risk, including portions of both their cash compensation and equity compensation. This focus on performance-based compensation incentivizes our named executive officers to achieve meaningful financial and non-financial goals that are important to our stockholders.

•A portion of the potential payout under our 2023 executive bonus plan was subject to achievement of employee diversity targets. This inclusion of diversity within our executive compensation program emphasizes our commitment to having a diverse workforce.

As an advisory vote, the vote outcome of this proposal is not binding. However, we value our stockholders' opinions and our compensation committee will consider the outcome of the vote when deciding our named executive officers' compensation in the future.

Our stockholders currently have the ability to cast a say-on-pay vote annually, so our next say-on-pay vote will occur at our 2025 annual meeting.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF OUR NAMED EXECUTIVE OFFICERS' COMPENSATION.

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CEO PAY RATIO

The ratio of the 2023 total compensation of (i) our chief executive officer, as reported in the Summary Compensation Table, to (ii) our median employee, as computed in the same manner, is 3:1 based on the amounts of $300,000 to $90,505, respectively.

We selected our median employee from our employee population on the last day of our last payroll period for 2023, which was December 16. We refer to this as the determination date. On the determination date, we had 4,956 employees, which exclude (i) our chief executive officer and (ii) eight employees who we employed in Canada. Canada was the only country outside of the United States where we employed people on the determination date, and our Canadian employees accounted for less than five percent of our total employees on such date.

We identified our median employee by aggregating the dollar amounts of the following compensation types for each employee on the determination date. We aggregated the amounts included in our employees’ first paycheck of 2023 through their last paycheck of 2023.

•Base salary.

•Overtime pay.

•Cash bonuses and payments based on events or transactions. These include payments for taking customers on tours and representing a homebuyer or home seller in closing a home purchase or sale, respectively. These exclude any bonuses that generally cannot be earned more than once by the same employee, such as a starting or relocation bonus.

•Value of vested restricted stock units, as calculated by the number of vested restricted stock units multiplied by our closing stock price on the vesting date.

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PAY VERSUS PERFORMANCE

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, we are providing the following disclosure regarding executive compensation for our CEO and other NEOs, our total shareholder return and that of our selected peer group, our net income and the most important “financial performance measure” used by us to link executive pay with Company performance. This table and the accompanying disclosures are prescribed by SEC rules. Those rules require amounts included in the “compensation actually paid” columns of the table to be calculated according to a particular formula, which reflects a number of fair value adjustments to equity awards intended to show the change in value of those awards from one year to another. They do not reflect, however, the precise amounts actually earned by or paid to our executives during the years shown in the table.

For further information concerning our pay-for-performance philosophy and how we structure our executive compensation to drive and reward performance, refer to “Executive Compensation—Compensation Discussion and Analysis.”

					Value of Initial Fixed $100 Investment Based On:
Fiscal Year(1)	Summary Compensation Table Total for PEO(2)	Compensation Actually Paid to PEO(2)	Average Summary Compensation Table Total for non-PEO NEOs(2)	Average Compensation Actually Paid to non-PEO NEOs(2)	Total Shareholder Return(3)	Peer Group Total Shareholder Return(4)	Net Income(5)	Adjusted EBITDA(6)
2023	$300,000	$300,000	$1,882,729	$2,688,109	$48.82	$118.94	$(130,026)	$(76,368)
2022	$300,000	($3,310,044)	$2,373,525	($1,219,837)	$20.06	$81.51	$(321,143)	$(145,112)
2021	$299,341	($8,512,013)	$2,569,456	($882,279)	$181.60	$134.42	$(109,613)	$12,084
2020	$63,609	$11,749,117	$1,942,460	$8,169,118	$324.65	$137.33	$(18,527)	$59,124

(1) Glenn Kelman served as CEO for each of the years shown in the table above. The other NEOs for those years were as follows:
•2023: Christopher Nielsen, Bridget Frey, Adam Wiener, Anna Stevens, Anthony Kappus.

•2022: Christopher Nielsen, Bridget Frey, Adam Wiener, Anna Stevens.

•2021: Christopher Nielsen, Bridget Frey, Adam Wiener, Ee Lyn Khoo.

•2020: Christopher Nielsen, Bridget Frey, Adam Wiener, Scott Nagel.

(2) The Summary Compensation Table (“SCT”) totals reported for the CEO and the average of the other NEOs for each year were subject to the adjustments summarized in the two tables below as required by Regulation S-K Item 402(v)(2)(iii) to calculate “compensation actually paid.” Equity values are calculated in accordance with FASB ASC Topic 718. Valuation assumptions used to calculate fair values at the times indicated in the two tables below did not materially differ from those disclosed at the time of grant except for the stock price, percentage of volatility, risk free rate and the term used to calculate the valuations.

PEO
Prior FYE	12/31/2022
Current FYE	12/31/2023
Fiscal Year	2023
SCT Total	$300,000
- Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year as reported in SCT	$0
+ Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	$0

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+ Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	$0
+ Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	$0
+ Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	$0
- Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	$0
+ Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	$0
Compensation Actually Paid	$300,000

Non-PEO NEOs
Prior FYE	12/31/2022
Current FYE	12/31/2023
Fiscal Year	2023
SCT Total	$1,882,729
- Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year as reported in SCT	$(1,203,954)
+ Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	$1,189,520
+ Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	$519,344
+ Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	$104,130
+ Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	$196,339
- Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	$0
+ Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	$0
Compensation Actually Paid	$2,688,109

(3) Represents the total shareholder return (“TSR”) of a $100 investment in the Company’s shares as of December 31, 2019, valued again on each of December 31, 2020, 2021, 2022 and 2023.

(4) Represents the TSR of the RDG Composite Index based on a $100 investment as of December 31, 2019, valued again on each of December 31, 2020, 2021, 2022 and 2023.

(5) Net income as reported in the Company’s audited financial statements.

(6) We determined Adjusted EBITDA to be the most important financial performance measure used to link Company performance to Compensation Actually Paid to our PEO and Non-PEO NEOs in 2023. Adjusted EBITDA is a non-GAAP financial measure. Please see “Quarterly Results of Operations and Key Business Metrics” in our Annual Report on Form 10-K for more information on Adjusted EBITDA, including a reconciliation to Net Loss. Adjusted EBITDA for 2023, 2022 and 2021 are all continuing operations due to the wind-down of RedfinNow. Adjusted EBITDA for 2020 is consolidated and includes RedfinNow, since we did not distinguish between continuing and discontinuing operations. This performance measure may not have been the most important financial performance measure for years 2021 and 2020 and we may determine a different financial performance measure to be the most important financial performance measure in future years.

Analysis of the Information Presented in the Pay Versus Performance Table

In this section, we provide a graphic analysis showing a comparison of the compensation actually paid to executives and total shareholder return, net income and Adjusted EBITDA. The “compensation actually paid” is calculated in accordance with the methodology described above.

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Description of Relationship Between PEO and Non-PEO NEO Compensation Actually Paid and Company Total Shareholder Return (“TSR”) and Peer Group TSR

The following chart sets forth the relationship between compensation actually paid to our PEO, the average of compensation actually paid to our Non-PEO NEOs, and the Company’s cumulative TSR and the RDG Composite Index cumulative TSR over the three most recently completed fiscal years.

Peer TSR vs. Compensation Actually Paid
Compensation Actually Paid ($M)
Value of $100 Investment from 12/31/2019)
$15
$10
$5
$0
($5)
($10)
$300
$270
$240
$210
$180
$150
$120
$90
$60
$30
$0
$11.75
$8.17
$137.33
$181.60
$134.42
($0.88)
($8.51)
($1.22)
($3.31)
$81.51
$20.06
$2.69
$118.94
$48.82
2020
2021
2022
2023
PEO CAP ($M)
Average Non-PEO NEO CAP ($M)
Redfin TSR
RDG Internet

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Description of Relationship Between PEO and Non-PEO NEO Compensation Actually Paid and Net Income

The following chart sets forth the relationship between compensation actually paid to our PEO, the average of compensation actually paid to our Non-PEO NEOs, and our net income during the three most recently completed fiscal years.

Net Income vs. Compensation Actually Paid
$15
$10
$5
$0
($5)
($10)
Compensation Actually Paid ($M)
$0
($50)
($100)
($150)
($200)
($250)
($300)
($350)
Net Income ($M)
$11.75
$8.17
($8.51)
($0.88)
($3.31)
($1.22)
$2.69
($19)
($110)
($321)
($130)
2020
2021
2022
2023
PEO CAP ($M)
Average Non-PEO NEO CAP ($M)
Net Income ($M)

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Description of Relationship Between PEO and Non-PEO NEO Compensation Actually Paid and Adjusted EBITDA

The following chart sets forth the relationship between compensation actually paid to our PEO, the average of compensation actually paid to our Non-PEO NEOs, and our Adjusted EBITDA during the three most recently completed fiscal years.

Adjusted EBITDA vs. Compensation Actually Paid
Compensation Actually Paid ($M)
Adjusted EBITDA ($M)
$15
$10
$5
$0
($5)
($10)
$100
$50
$0
($50)
($100)
($150)
($200)
$11.75
$59
$8.17
$12
$2.69
($76)
($0.88)
($1.22)
($8.51)
($3.31)
($145)
2020
2021
2022
2023
PEO CAP ($M)
Average Non-PEO NEO CAP ($M)
Adjusted EBITDA ($M)

Tabular List of Most Important Financial and Non-Financial Performance Measures

The following table presents the financial and non-financial performance measure that the company considers to have been the most important in linking Compensation Actually Paid to our PEO and non-PEO NEOs for 2023 to company performance. The measures in this table are not ranked.

Adjusted EBITDA
Total Shareholder Return
Net Income

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OUR CORPORATE GOVERNANCE

Separation of Chairman and Chief Executive Officer

Our board of directors is free to choose its chairman in any way that it deems best for us. Our board, in consultation with our nominating and corporate governance committee, will periodically consider its leadership structure and may change the structure as it deems appropriate.

Our board of directors believes that we and our stockholders are currently best served by having two different people serve as our chairman and as our chief executive officer. Our board of directors believes that the separation of the roles of chairman and chief executive officer provides effective independent oversight of management while allowing our board and management to benefit from our directors’ extensive financial and business expertise.

Other Public Company Directorships

We recommend the following limits with respect to our directors' roles on other public company boards (or comparable governing bodies): (i) if our chief executive officer is also one of our directors, then he or she should not sit on the board of more than one other public company; (ii) no director should sit on the board of more than three other public companies; and (iii) a member of our audit committee should not sit on the audit committee of more than two other public companies. If a director exceeds any of these limits, then our nominating and corporate governance committee will consider, when evaluating our board and audit committee composition, whether service on the other public company boards or audit committees impairs the director's ability to serve with us.

Share Ownership and Retention Policy

Beginning on December 31 of the year in which a director or executive officer has his or her four-year anniversary of becoming a director or executive officer, we require him or her to own a minimum dollar value of our common stock, as described below.

Position	Minimum Ownership
Chief executive officer	6x base salary or floor of corresponding number of shares based on five-year average closing stock price
Non-employee director	5x board cash retainer or floor of corresponding number of shares based on five-year average closing stock price(1)
Executive officer (other than CEO)	3x base salary or floor of corresponding number of shares based on five-year average closing stock price

(1) Excludes retainer for chair or committee service

All shares of our common stock, and shares underlying vested but unexercised in-the-money stock options, that a director or executive officer beneficially owns count toward the minimum threshold. Unvested stock options, restricted stock units, and performance stock units do not count. We assess whether our directors and executive officers meet our share ownership policy on December 31 of each year. To determine the value of shares beneficially owned, we use (i) the average closing price of our common stock for the 90 trading days preceding and including December 31 and (ii) in the case of shares underlying stock options, the intrinsic value of the options.

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If a director or executive officer does not own the minimum dollar value of shares, then he or she must hold at least 50% of the aggregate after-tax shares that have been received (and are still owned), and will be received, upon vesting of restricted stock units or performance stock units or exercise of stock options. However, a director or executive officer will not be required to amend an existing 10b5-1 plan to comply with this retention requirement.

Each director and executive officer who was required to have complied with our share ownership and retention policy as of December 31, 2023 was in compliance with the policy on that date. Additionally, Kerry Chandler, while not yet subject to the policy, also owned the minimum dollar value of our common stock required for a non-employee director.

Compensation Recovery Policy

Our directors adopted and our compensation committee administers, a compensation recovery policy (the “Clawback Policy”) to comply with new rules and regulations promulgated by the SEC, including Rule 10D-1 of the Exchange Act that is applicable to our executive officers and all employees who are officers for purposes of Section 16 of the Exchange Act, including current and former executive officers and Section 16 officers (“Covered Employees”). The Clawback Policy allows us to recover or “clawback” incentive-based compensation from Covered Employees in the event of a restatement of our financial statements due to material noncompliance with any financial reporting requirements under the federal securities laws. Under the Clawback Policy, if the restatement would result in any incentive-based compensation paid during the three years preceding the restatement to have been lower had it been calculated based on such restated results, we may recover the amounts in excess of what would have been paid under the restatement from any participant who received such incentive-based compensation.

Anti-Pledging and Anti-Hedging Policies

Our directors and executive officers may not pledge Redfin stock as collateral.

We prohibit all employees (including officers) and directors from purchasing any financial instrument, or otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the value of Redfin stock owned by the person, regardless of how the person acquired his or her Redfin stock. Specific examples of prohibited instruments include prepaid variable forward contracts, equity swaps, collars, and exchange funds.

For purposes of these policies, "Redfin stock" includes our publicly traded common stock, our convertible preferred stock, and our convertible senior notes. These policies' prohibitions extend to (i) people living in the same household as an employee or director and (ii) people or entities whose trading is directed by an employee or director or subject to the employee or director's influence or control.

Related Party Matters

Related Party Transactions Policy

Our board of directors has adopted a written related party transactions policy. Under this policy, we consider each of the following people to be a "related party": director; director nominee; executive officer; and person who beneficially owns more than five percent of our common stock. Our policy requires each related party to notify us of any transaction in which Redfin or any of its subsidiaries participates and that involves (i) the related party, (ii) the related party's immediate family member, (iii) the related party's household member, or (iv) an entity from which the related party or any person covered by clauses (ii) or (iii) may derive an economic benefit. We refer to any such transaction as a "reportable transaction," and we refer to the persons covered by clauses (i) through (iii) of the foregoing sentence as "covered persons."

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Our policy directs our chief legal officer to evaluate each reportable transaction to determine if a covered person will have a direct or indirect material interest in the transaction. In making this evaluation, our general counsel will consider all facts and circumstances regarding the transaction. Our board of directors has concluded that a covered person will not have a direct or indirect material interest in any of the following transactions if he or she receives the same terms as an unrelated third party would have received for the transaction, other than any discount the covered person receives that is also available to our full-time employees or independent contractor licensed sales professionals generally and on a non-discriminatory basis:

•Sell a home using Redfin as the listing agent
•Purchase a home using Redfin as the buyer's agent
•Purchase a home using the Redfin Direct offer tool
•Obtain title insurance or escrow or settlement services through Title Forward, which is our title and settlement subsidiary

If our chief legal officer determines that a covered person has a direct or indirect material interest in a reportable transaction, then he or she will refer the transaction to our nominating and corporate governance committee and ask the committee to review, and if appropriate, approve or ratify the transaction. We refer to any reportable transaction that has been referred to the committee as a "related party transaction."

In deciding whether to approve a related party transaction, our nominating and corporate governance committee will review all facts and circumstances regarding the transaction, including the factors listed below.

•Any conflict of interest, or the appearance of a conflict of interest, of the transaction to us
•The transaction's impact on a director's independence under all applicable legal standards
•If the transaction involves the provision of products or services to us, the availability of comparable products or services from unrelated third parties
•Whether the terms of the transaction are substantially comparable to terms between Redfin and an unrelated third party or employee generally

Our chief legal officer may, at his or her discretion, notify our nominating and corporate governance committee of a reportable transaction that does not constitute a related party transaction in order to keep the committee apprised of a related party's transactions in which we participate. Additionally, our general counsel will also refer a related party transaction to our disclosure committee to evaluate whether we should disclose the transaction in a filing with the SEC. If a reportable transaction involves our general counsel, then our chief financial officer will assume the general counsel's role for purposes of our policy. If a related party transaction involves a member of our nominating and corporate governance committee, then our entire board of directors or another committee, in each case excluding the conflicted director, will evaluate the transaction.

Related Party Transactions

None.

Code of Conduct and Ethics

We have adopted a code of conduct and ethics that applies to all of our directors and employees, including the persons serving as our principal executive officer, principal financial officer, and principal accounting officer. The code of conduct and ethics is available under the “Governance” section of our investor relations website located at investors.redfin.com. We will disclose any amendment to, or waiver

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from, our code of conduct and ethics that pertains to the persons serving as our principal executive officer, principal financial officer, or principal accounting officer on the above-referenced website.

Delinquent Section 16(a) Reports

During 2023, Bridget Frey, Christopher Nielsen, Anthony Kappus, Adam Wiener, Anna Stevens and Christian Taubman, each failed to timely file one Form 4, which resulted in the late reporting of their receipt of a grant of restricted stock units.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below provides information regarding the beneficial ownership of our common stock as of April 17, 2024 by:

•each person known to us to be the beneficial owner of more than 5% of our common stock and

•our management, which includes:

◦each of our directors and director nominees;

◦each of our named executive officers, as described in “Executive Compensation” above; and

◦all of our directors and executive officers as a group.

We computed the number of shares beneficially owned and the percentage of our common stock represented by that ownership based on the SEC’s rules. Accordingly, ownership reflects shares over which a person has voting or investment power and includes shares that a person has the right to acquire by June 16, 2024. Except as indicated in the footnotes to the table, each person has sole voting and investment power over the shares reported as beneficially owned by the person.

Name of beneficial owner	Number of shares beneficially owned	Percent of class
>5% beneficial owners
Bares Capital Management, Inc.	8,719,526(1)	7.3%
BlackRock, Inc.	9,720,089(2)	8.1%
The Vanguard Group	17,238,307(3)	14.4%
Management		*
Robert Bass	108,401(4)	*
Julie Bornstein	63,219(5)	*
Kerry D. Chandler	33,976(6)	*
Bridget Frey	752,537(7)	*
Anthony Kappus	65,277(8)	*
Glenn Kelman	2,261,272(9)	1.9%
Austin Ligon	693,002(10)	*
David Lissy	69,835(11)	*
Chris Nielsen	695,956(12)	*
Brad Singer	66,155(13)	*
James Slavet	267,364(14)	*
Anna Stevens	16,580(15)	*
Selina Tobaccowala	130,897(16)	*
Adam Wiener	694,514(17)	*

All directors and executive officers as a group (14 individuals)	5,288,209(18)	4.4%

* Percentage owned does not exceed one percent.

(1) Bares Capital Management, Inc. and Brian Bares have shared voting power and shared investment power over 7,678,676 shares, and Brian Bares has sole voting and sole investment power over 1,040,850 shares. The address for Bares Capital Management, Inc. is 12600 Hill Country Blvd, Suite R-230, Austin, TX 78738. All information relating to Bares Capital Management, Inc. is based on the Schedule 13G it filed on December 11, 2023.

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(2) Of the shares beneficially owned, BlackRock, Inc. has sole voting power over 9,517,191 shares and sole investment power over 9,720,089 shares. The address for BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001. All information relating to BlackRock, Inc. is based on the Schedule 13G it filed on January 25, 2024.

(3) Of the shares beneficially owned, The Vanguard Group has shared voting power over 208,237 shares, sole investment power over 16,928,530 shares, and shared investment power over 309,777 shares. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355. All information relating to The Vanguard Group is based on the Schedule 13G it filed on February 13, 2024.

(4) Ownership includes 66,666 shares underlying stock options and 16,819 shares underlying restricted stock units.

(5) Ownership includes 20,000 shares underlying stock options and 16,819 shares underlying restricted stock units.

(6) Ownership includes 16,819 shares underlying restricted stock units.

(7) Ownership includes 315,430 shares underlying stock options and 14,667 shares underlying restricted stock units.

(8) Ownership includes 38,143 shares underlying stock options and 11,657 shares underlying restricted stock units.

(9) Ownership includes 802,824 underlying stock options.

(10) Ownership includes 37,567 shares underlying stock options. Excludes 9,243 shares underlying restricted stock units that have vested and 16,819 shares underlying restricted stock units that are scheduled to vest on June 16, 2024 for which Mr. Ligon has deferred settlement.

(11) Excludes 25,428 shares underlying restricted stock units that have vested and 19,367 shares underlying restricted stock units that are scheduled to vest on June 16, 2024 for which Mr. Lissy has deferred settlement. Of the shares beneficially owned, an aggregate of 50,000 shares are held by four separate trusts.

(12) Ownership includes 249,999 shares underlying stock options and 15,404 shares underlying restricted stock units.

(13) Of the shares beneficially owned, 50,000 shares are held by a trust. Excludes 16,819 shares underlying restricted stock units that are scheduled to vest on June 16, 2024 for which Mr. Singer has deferred settlement.

(14) Ownership includes 16,819 shares underlying restricted stock units Excludes 3,767 shares underlying restricted stock units that have vested for which Mr. Slavet has deferred settlement.

(15) Ownership includes 16,580 shares underlying restricted stock units.

(16) Ownership includes 16,819 shares underlying restricted stock units.

(17) Ownership includes 245,271 shares underlying stock options and 19,001 shares underlying restricted stock units. Of the shares beneficially owned, 1,078 shares are held by Mr. Wiener’s spouse, and he shares voting and investment power with his spouse over those shares.

(18) Ownership includes 1,791,304 shares underlying stock options and 173,025 shares underlying restricted stock units. Excludes 38,483 shares underlying restricted stock units that have vested and 53,005 shares underlying restricted stock units that are scheduled to vest on June 15, 2024 for which certain directors have deferred settlement in each case.

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EQUITY COMPENSATION PLAN INFORMATION

The table below presents information as of December 31, 2023 relating to compensation plans under which we may issue shares of our common stock.

Plan category	Number of shares to be issued upon exercise of outstanding options and settlement of outstanding restricted stock units	Weighted-average exercise price of outstanding options	Number of shares remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by stockholders(1)	20,669,687(2)	$11.14(2)	11,195,853(3)(4)
Equity compensation plans not approved by stockholders	—	—	—
Total	20,669,687(2)	$11.14(2)	11,195,853(3)(4)

(1) This category consists of our Amended and Restated 2004 Equity Incentive Plan, or 2004 plan, our 2017 Equity Incentive Plan, or 2017 plan, and our 2017 Employee Stock Purchase Plan, or ESPP.

(2) Consists of (i) 2,406,453 shares issuable upon exercise of stock options that are not subject to performance conditions, including stock options for which performance-conditions have previously been achieved, (ii) 13,631,112shares issuable upon settlement of restricted stock units that are not subject to performance conditions, and (iii) 4,632,122 shares issuable upon settlement of performance-based restricted stock units, which represents the maximum payment under the performance-based restricted stock units. The weighted-average exercise price in column (b) does not take these restricted stock units and performance-based restricted stock units into account.

(3) Consists of 7,991,532 shares of common stock that remain available for issuance under our 2017 plan and 3,204,321 shares that remain available for issuance under our ESPP. There are no shares of common stock available for issuance under our 2004 plan, but the plan continues to govern the terms of stock option awards granted under the plan. Any shares of common stock that are subject to outstanding awards granted under our 2004 plan and that are forfeited will generally be added to, and become available for issuance under, our 2017 plan.

(4) Our 2017 plan and our ESPP each provides for an automatic annual increase in the number of shares available for issuance under the plan. Any increase will occur on the first day of each year, beginning on January 1, 2018 and continuing through January 1, 2028. For our 2017 plan, the amount of any increase is equal to the lesser of 5% of our outstanding shares of common stock as of the immediately preceding December 31 or an amount determined by our board of directors. For our ESPP, the amount of any increase is equal to the lesser of 1% of our outstanding shares of common stock as of the immediately preceding December 31 or an amount determined by our board of directors.

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PROPOSAL 3 - RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has appointed Deloitte & Touche LLP, or Deloitte, as our independent registered public accounting firm for 2024. We are submitting the appointment of Deloitte to our stockholders for ratification. If Deloitte’s appointment is not ratified by our stockholders, our audit committee will take the vote into consideration when determining whether or not to retain Deloitte. Even if stockholders ratify the appointment of Deloitte, our audit committee has discretion to select a different independent registered public accounting firm.

We expect representatives of Deloitte to be present at the annual meeting and if they are present, they will have the opportunity to make a statement if they desire to do so. We also expect representatives of Deloitte to be available to respond to appropriate questions at the meeting.

The following table presents the aggregate fees billed by Deloitte for 2023 and 2022.

	2023	2022
Audit fees(1)	$4,185,000	$2,920,000
Audit-related fees(2)	—	923,000
Tax fees	—	—
All other fees(3)	8,148	58,148
Total	$4,193,148	$3,901,148

(1) Audit fees relate to professional services rendered by Deloitte for the audit of our consolidated financial statements, review of interim consolidated financial statements included in our quarterly reports, and for the audit of our internal control over financial reporting. Audit fees also include fees for services that are normally provided by Deloitte in connection with statutory and regulatory filings or engagements.

(2) Audit-related fees consist of fees for assurance and related services by Deloitte that are reasonably related to the performance of the audit or review of our financial statements and are not reported under audit fees. This category includes fees related to audit and attest services not required by statute or regulations, consultations concerning financial accounting and reporting standards, and other services related to registration statements and public offerings.

(3) All other fees include fees for services rendered by Deloitte that are not included in any other category and include (i) licensing fees paid with respect to accounting research software provided by Deloitte and (ii) fees paid in connection with Deloitte's audit of the 401(k) plan of RentPath, one of our wholly owned subsidiaries.

Our audit committee’s policy is to pre-approve all audit and non-audit services provided by our independent registered public accounting firm. Pursuant to this policy, our audit committee pre-approved all of the services described in the footnotes to the table above.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE.

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PROPOSAL 4 - STOCKHOLDER PROPOSAL REGARDING EEO RISK REPORT

In accordance with SEC rules, we have set forth below a stockholder proposal along with the stockholder's supporting statement. We are not responsible for the contents of this stockholder proposal or the supporting statement. This stockholder proposal will be voted on at our annual meeting only if it is properly presented at the meeting. Upon receiving an oral or written request, we will promptly provide the stockholder proponent's name, address, and share ownership. As explained below, our board unanimously recommends that you vote against this stockholder proposal.

Beginning of Stockholder Proposal and Supporting Statement

EEO POLICY RISK REPORT
Resolved

Shareholders request that Redfin Corporation issue a public report detailing the potential risks associated with omitting "viewpoint" and "ideology" from its written equal employment opportunity (EEO) policy. The report should be available within a reasonable timeframe, prepared at a reasonable expense, and should omit proprietary information.

Supporting Statement

Discrimination by companies against employees with conservative political and religious views is one of the most pressing issues in human capital management today. "Woke capital" stifles ambition and diminishes corporate America's drive for excellence. It aims to destroy talented employees who hold valuable and heterodox viewpoints because they dissent from the current diversity regime.

Unsurprisingly, discrimination against political conservatives is now a widely recognized issue. A 2021 The Economist/YouGov poll revealed that 79% of conservatives felt that conservatives face "a great deal" or "a fair amount" of discrimination in America today.[1] A recent Society for Human Resource Management study found that the percentage of American workers who say they have experienced political affiliation bias in the workplace doubled from 2019 to 2022.[2] The civil rights laws of numerous states now treat political affiliation or political activities as protected characteristics, and still more are presently considering enacting such laws.

Redfin does not prohibit discrimination based on viewpoint or ideology in its written EEO policy.[3] It has become unfortunately necessary that Redfin shareholders consider this company-wide protection because Redfin is now emblematic of the cultural drag that wokeism brings down upon promising companies.

Redfin describes the company as a place "Where Diverse Perspectives Feel at Home."[4] But by its actions, Redfin apparently believes diversity extends to the "woke" suite of identities-race, sex, ethnicity, and "LGBTQ"-and not to diverse viewpoints.

In the summer of 2020, Redfin published a racial screed by its CEO that criticized the fact "that most businesses, including Redfin, are run mostly by white people" and stated that "[t]he most obvious thing [to do] is hiring and developing more people of color to positions of power."[5]

Redfin has implemented diversity hiring plans and targets that promote the employment of people who "identify" as members of the groups of "People of Color," "Black or African-American," "Hispanic or

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Latinx," "Asian," "LGBTQ," and "women" over other groups.[6] Redfin even scales its executives' bonuses to reward those are the most effective compliance agents of this identity-quotas regime.[7]

Redfin's so-called "diversity"-based human capital management goals are opposed to merit and hostile to employees who hold conservative viewpoints. Redfin would benefit from an accounting for the risks it faces by failing to adopt company wide policies that could prevent such abuses from occurring.

[1] The Economist/YouGov Poll, Mar. 20-23, 2021, https://docs.cdn.yougov.com/5v6zlpywv7/econTabReport.pdf.
[2] Allen Smith, Political Affiliation Bias Strains Some Workplaces, Soc'y for Hum. Res. Mgmt. (Oct. 5, 2022), https://www.shrm.org/resourcesandtools/legal-and compliance/employment-law/pages/political-affiliation-bias-strains-some workplaces. aspx.
[3] Redfin, Redfin's Fair Housing and Equal Opportunity Policy, https://www.redfin.com/about/fair-housing-policy.
[4] Redfin, https://www.redfin.com/careers/diversity.
[5] Redfin, It's Not Enough (May 31, 2020), https://www.redfin.com/news/its-not enough/.
[6] See supra note 4.
[7] Redfin Def. Proxy Statement (Apr. 28, 2023), https://investors.redfin.com/financial-information/sec-filings/content/0001382821- 23-000057/0001382821-23-000057.pdf.

End of Stockholder Proposal and Supporting Statement

Recommendation of Our Board of Directors on Proposal 4

Our board has considered the terms of this stockholder proposal and, for the reasons described below, believes that this proposal is not in the best interests of Redfin and our shareholders, and recommends you vote against this proposal.

Redfin’s publicly available EEO Policy provides a broad range of bases upon which we prohibit discrimination in the provision of our services, including any class protected under applicable laws.

Redfin’s publicly available Fair Housing and Equal Employment Opportunity Policy, or EEO Policy, provides that we have zero tolerance for violations of fair housing laws and strictly prohibits discrimination in the provision of any of our services on the basis of race, color, religion, creed, sex, marital status, sexual orientation, gender identity, familial status (including pregnancy, or having children), age, national origin, citizenship or immigration status, the presence of any sensory, mental, or physical disability including recovering from substance abuse, honorably discharged veteran or military status, source of income (including receipt of income from federal, state and local housing assistance programs, housing choice vouchers, emergency assistance payments, Social Security Supplemental Security Income, unemployment insurance payments, alimony, veterans’ benefits, and disability benefits payments), or any other class protected under state, federal and local laws.

The EEO Policy applies with regard to denying professional services based on a person being a member of a protected class, refusing to show or sell a property to a person because that person is a member of a protected class, all aspects of one’s employment, including hiring, transfer, promotion, compensation, eligibility for benefits and termination. Our employees, contractors, licensees and representatives are prohibited from engaging in any conduct in violation of this policy and may be subject to disciplinary action, up to and including termination, for violations of this policy.

Redfin's employment policies provide a broad range of protections for our employees against discrimination, including any class protected under applicable laws.

In addition to our EEO policy, Redfin is an equal opportunity employer and prohibits discrimination against employees or job applicants on the basis of any characteristic, status, or condition protected by applicable federal, state, or local laws. We are dedicated to hiring, training, and career advancement based on aptitude and performance, and to ensuring an environment free of illegal, discriminatory employment practices. Redfin has a robust whistleblower and complaint process and policies prohibiting

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retaliation against employees for reporting potential violations of our anti-harassment, anti-discrimination or anti-retaliation policies.

Redfin encourages and respects different points of views. We offer a number of resources to employees, such as training on unconscious bias and we have a Diversity Council to foster a culture of inclusion.

One of Redfin's values is a culture of dissent. We also believe in "One Redfin" where everyone is welcomed and respected. Together, these values mean we welcome and honor diverse points of view, knowing that they help us make better decisions that serve a wide variety of our customers and employees.

We are proud that Redfin is a place where different points of view are encouraged and respected and we are committed to providing fair and equitable service, including housing opportunities, in a manner that is free from unlawful discrimination of any kind.  We also believe that a diverse, inclusive culture is vital to our mission of making real estate better for regular people from all walks of life. As part of our commitment to these beliefs, we already offer a range of resources for employees from all walks of life and with a wide range of viewpoints. These resources include unconscious bias training, which identifies common biases and stereotypes that can influence hiring decisions and customer interactions, and provides strategies to mitigate them. We also have a Diversity Council to help drive efforts to foster a culture of inclusion, to recruit and promote the broadest range of candidates, and to ensure that diversity and inclusion are central to our customer experience.

Conclusion

We do not believe that issuing a public report detailing the potential risks associated with omitting ‘viewpoint’ and ‘ideology’ from our EEO Policy, as contemplated by this proposal, is necessary or in the best interests of Redfin or our shareholders.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THE APPROVAL OF THIS STOCKHOLDER PROPOSAL

REDFIN CORPORATION
1099 STEWART STREET, SUITE 600
SEATTLE, WA 98101

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

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NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
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02 0000000000

The Board of Directors recommends you vote FOR each of the nominees listed:

1. Election of Class A Directors

Nominees

	For	Against	Abstain
1a. Austin Ligon	☐	☐	☐
1b. David Lissy	☐	☐	☐
1c. James Slavet	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2. Advisory vote to approve named executive officer compensation.	☐	☐	☐
3. Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2024.	☐	☐	☐

The Board of Directors recommends you vote AGAINST proposal 4.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

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0000640698_1 R1.0.0.6

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com

Redfin Corporation
Annual Meeting of Stockholders
June 6, 2024 10:00 A.M. PT
This proxy is solicited by the Board of Directors

The stockholder hereby appoints Glenn Kelman, Chris Nielsen, and Anthony Kappus, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Redfin Corporation that the stockholder is entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 A.M. PT on June 6, 2024, online at www.virtualshareholdermeeting.com/RDFN2024, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000640698_2 R1.0.0.6